UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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PulteGroup, Inc.

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PULTEGROUP, INC.

3350 Peachtree Road NE, Suite 150

Atlanta, Georgia 30326

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

When:	Thursday, May 7, 2020 at 1:00 P.M., Eastern Time

How To Vote In Advance Your vote is important. We encourage you to vote promptly, whether or not you plan to attend the meeting. In accordance with the rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials, we are furnishing proxy materials to our shareholders over the internet. Make sure to have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting in hand and follow the instructions. By Telephone: You can vote your shares by calling 1-800-690-6903 within the USA, US territories and Canada on a touchtone phone By Internet: You can vote your shares online at www.proxyvote.com By Mail: If you received a proxy card by mail, you can vote your shares by signing and returning the proxy card in the postage-paid envelope. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2020. The Company's Proxy Statement for the 2020 Annual Meeting of Shareholders and the Annual Report on Form 10-K to Shareholders for the fiscal year ended December 31, 2019 are available at: www.proxyvote.com

Where:	3350 Peachtree Road NE Atlanta, Georgia 30326
Items of Business:	Proposal 1 – Election of ten nominees for director named in this Proxy Statement
Proposal 2 – Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020
Proposal 3 – Say-on-pay: Advisory vote to approve executive compensation
In addition, any other business as may properly come before the meeting
Who Can Vote:	Shareholders of record at the close of business on Friday, March 13, 2020
Who Can Attend:	Shareholders who wish to attend the meeting in person should review pages 59-61
Date of Mailing:	On or about Monday, March 23, 2020, a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting are being mailed or made available to our shareholders containing instructions on how to access this Proxy Statement and our 2019 Annual Report on Form 10-K and vote online, as well as instructions on how to receive paper copies of these documents for shareholders who so elect

By Order of the Board of Directors

TODD N. SHELDON
Executive Vice President, General Counsel and Corporate Secretary

Atlanta, Georgia

March 23, 2020

PROXY SUMMARY

This summary highlights selected information about the items to be voted on at the 2020 annual meeting of shareholders (“annual meeting”) of PulteGroup, Inc. (“PulteGroup,” the “Company,” “we” or “our”). This summary does not contain all of the information that you should consider in deciding how to vote. You should read the entire Proxy Statement before voting.

Meeting Agenda and Voting Recommendations

Proposal	Election of Directors

The Board recommends a vote FOR each of the director nominees named in this Proxy Statement.

●  Slate of directors with broad and diverse leadership experience

●  Significant experience in relevant industries (including real estate and consumer markets) and public company leadership experience, among other key competencies

●  Ongoing refreshment and succession process of Board composition

●  Proactive shareholder engagement

  See pages 3-11 for further information

DIRECTOR NOMINEES

Name	Principal Professional Experience	Years of Tenure	Gender or Ethnic Diversity		Current Committee Memberships(1)
				Independence	Audit	Comp	Finance	Nom /Gov

Brian P. Anderson	Former Chief Financial Officer, Baxter International Inc.	15			●		●

Bryce Blair Non-Executive Chairman	Former Chairman of the Board and Chief Executive Officer, AvalonBay Communities, Inc.	9

Richard W. Dreiling	Former Chairman of the Board and Chief Executive Officer, Dollar General Corporation	5				●		●

Thomas J. Folliard	Non-Executive Chairman of the Board and Former President and Chief Executive Officer, CarMax, Inc.	8			●		●

Cheryl W. Grisé	Former Executive Vice President, Northeast Utilities (now known as Eversource Energy)	12				●

André J. Hawaux	Former Executive Vice President, Chief Financial Officer and Chief Operating Officer, Dick’s Sporting Goods, Inc.	7					●

Ryan R. Marshall	President and Chief Executive Officer, PulteGroup, Inc.	4					●

John R. Peshkin	Founder and Managing Partner, Vanguard Land, LLC	4			●

Scott F. Powers	Former President and Chief Executive Officer, State Street Global Advisors	4						●

Lila Snyder	Executive Vice President and President, Commerce Services, Pitney Bowes, Inc.	2			●		●

(1) These columns show the current committee memberships of the director nominees.

Audit = Audit Committee	Finance = Finance and Investment Committee
Comp = Compensation and Management Development Committee	Nom/Gov = Nominating and Governance Committee

= Chair of Committee

Board Nominee Highlights

Governance Highlights

PulteGroup has a long-standing commitment to strong corporate governance and throughout the years has evolved its governance framework to align with best practices. In particular, we believe that the following corporate governance features help us best serve the interests of our shareholders:

Shareholder Rights

 Annual election of all directors

 Majority vote standard in uncontested director elections

 Proxy access rights

 Right to call a special meeting for shareholders with 20% or more of outstanding shares

 Right to take action by written consent for shareholders

 Active engagement with the Company’s top 20 largest shareholders

Independent Oversight

 Strong Non-Executive Chairman role

 Independent Audit Committee, Compensation and Management Development Committee and Nominating and Governance Committee

 All directors are independent except the Chief Executive Officer

 Committee authority to retain independent advisors

Good Governance

 Frequent cross-committee and Board communications

 Efficient Board, committee and director evaluation processes

 Code of ethical business conduct and code of ethics

 Director orientation and continuing education programs

 Meaningful share ownership guidelines for executive officers and directors

 Prohibition against hedging and pledging Company securities by all employees and directors

 Charter of Nominating and Governance Committee expresses strong commitment to inclusion of diverse groups, knowledge and viewpoints in selection of Board nominees

Proposal	Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accountant for 2020

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountant for 2020.

●   Independent firm with a reputation for integrity and competence

●   Provides significant financial reporting expertise

●   Few ancillary services and reasonable fees

 See page 52 for further information

Proposal	Say-on-Pay: Advisory Vote to Approve Executive Compensation

The Board recommends a vote FOR this proposal.

●   Ongoing review of compensation practices by Compensation and Management Development Committee with assistance from an independent compensation consultant

●   Compensation programs designed to reward executives for performance against established performance objectives and improving shareholder returns

●   Adherence to commonly viewed executive compensation best practices

        See pages 53-55 for further information

Executive Compensation Highlights

Our executive compensation program is designed to reward executives for producing sustainable growth and improving shareholder returns consistent with our strategic plan and to align compensation with the long-term interests of our shareholders. In accordance with this pay for performance philosophy, PulteGroup compensates its named executive officers using a mix of cash and equity compensation elements with an emphasis on short-term and long-term performance:

Element	Description	Further Information (pages)
Base Salary	Provides base pay levels that are competitive with market practices to attract and retain top executive talent.	31
Annual Cash Incentive

Provides annual incentive opportunities competitive with market practices to attract, motivate and retain top executive talent.

Rewards executives for annual performance results relative to pre-established goals deemed critical to the success of the Company and its strategy.

Aligns interests of executives with those of our shareholders.

		31-32
Long-Term Incentive Program

Provides equity incentives competitive with market practices in order to attract, motivate and retain top executive talent.

Focuses executives on long-term performance of the Company.

Directly aligns interests of executives with those of our shareholders.

Encourages retention of talent over 3-year performance period.

		32-34
Restricted Share Units	Provides equity incentives competitive with market practices in order to attract, motivate and retain top executive talent. Focuses executives on long-term performance of the Company. Directly aligns interests of executives with those of our shareholders. Encourages retention of talent over 3-year cliff-vesting period.	35

v

PulteGroup is also committed to having strong governance standards with respect to our executive compensation program, policies and practices. Consistent with this focus, we maintain the following policies and practices that we believe demonstrate our commitment to executive compensation best practices.

WHAT WE DO	WHAT WE DO NOT DO

Meaningful share ownership guidelines	No excessive perquisites

Compensation and Management Development Committee comprised entirely of independent directors	Plan prohibits granting discounted stock options

Clawback policy	No service-based defined benefit pension plan

Pay for performance – CEO pay approximately 87% at-risk	No automatic single-trigger vesting of equity awards upon a change-in-control

Independent, 3rd party compensation consultant	No dividends or dividend equivalents paid on unearned performance-based equity awards

Annual say-on-pay vote	Plan prohibits re-pricing of underwater stock options

Market comparison of executive compensation against a relevant peer group	Prohibition on hedging and pledging Company securities by all employees and directors

Multi-year vesting schedule for equity awards	No change-in-control tax gross-ups for named executive officers

Shareholder engagement

PROXY STATEMENT

The board of directors of PulteGroup, Inc. (“PulteGroup,” the “Company,” “we” or “our”) is soliciting proxies on behalf of the Company to be used at the annual meeting of shareholders (the “annual meeting”) to be held on May 7, 2020, at 1:00 P.M., Eastern Time, at 3350 Peachtree Road Northeast, Atlanta, Georgia 30326.* In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and the Company’s Annual Report on Form 10-K (“Annual Report”) available to our shareholders electronically via the internet. In addition, the Company is using the SEC’s Notice and Access Rules to provide shareholders with more options for receipt of these materials. Accordingly, on or about March 23, 2020, the Company will be mailing a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting (the “Notice”) to our shareholders containing instructions on how to access this Proxy Statement and the Company’s Annual Report on the internet, how to vote online or by telephone, and how to receive paper copies of the documents and a proxy card.

*

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event we determine it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at www.proxyvote.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

BOARD OF DIRECTORS INFORMATION

Board of Directors Qualifications and Attributes

PulteGroup’s board of directors (the “Board” or “board of directors”) annually reviews the skills and experiences which should be represented on the Board. As a result of the review conducted in 2017, the Board developed the following matrix which sets forth the collective experiences and qualifications of the directors that will continue to drive effective oversight of the Company. The Board reaffirmed this set of experiences and qualifications in assessing nominees for 2020.

Competency	Definition

Real Estate Experience	• Deep experience in the single-family homebuilding sector • Experience in a large organization where the purchase, entitlement and/or development of real estate is integral to the business

Public Company Leadership Experience

•  “C Suite” experience (e.g., Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or similar) with a public company

•  Sub “C Suite” experience as division president or functional leader within a large public company (e.g., subsidiary president/functional leader)

•  Prominence and excellent reputation in the director’s industry

High Level of Financial Literacy

•  Able to qualify as an Audit Committee Financial Expert

•  Public company senior financial leader (e.g., Chief Financial Officer)

•  Experience with debt and capital market transactions and/or mergers and acquisitions (e.g., as a consumer finance or banking executive, or as an investment banker)

Public Company Board Experience

•  Experience serving as a public company director

•  Demonstrated understanding of current corporate governance standards and practices in public companies

•  “Independent” as defined by the New York Stock Exchange (“NYSE”) and the SEC

Consumer Markets Experience

•  Experience leading a large organization with profit and loss ownership in a consumer-facing business

•  Executive experience in an organization with strong brands and who has a solid foundation in consumer insights, consumer trends and maintaining important brands

Experience in Highly Regulated Industries	• Experience in a large organization where management of complex and/or diverse regulatory and compliance matters is integral to the operation of the business

Human Capital	• Extensive experience managing a large and diverse workforce with involvement in compensation and incentive planning for various categories of employees

Technology/Innovation	• Experience as an executive who understands the digital world and broader digital transformation impacts and opportunities, and who has experience implementing related strategies

In addition to these competencies and experiences, the Board also believes that integrity, business judgment, leadership skills, dedication and collaboration are personal attributes that are vital to the Board’s ability to effectively oversee the Company and act in the best interests of the Company’s shareholders. More detail regarding the Company’s individual directors is provided below. In addition to these personal characteristics and qualifications, PulteGroup highly values the collective experience and qualifications of the directors. PulteGroup believes that the diverse set of collective experiences, viewpoints and perspectives of its directors results in a Board with the commitment and energy to advance the interests of PulteGroup’s shareholders.

In March 2018, the Nominating and Governance Committee amended its charter to express the Nominating and Governance Committee’s commitment to the inclusion of diverse groups (including, where appropriate, diversity of age, gender, race, ethnicity and professional experience), knowledge and viewpoints in its selection of Board nominees. When adding new Board members or filling vacancies, the Nominating and Governance Committee will conduct its search consistent with its amended charter and our Corporate Governance Guidelines. Consistent with this charter amendment, all searches conducted since March 2018, including the search which resulted in the appointment of Lila Snyder as a director in August 2018, included a diverse pool of candidates with the objective of further enhancing the collective experiences and qualifications of the Board.

Independence

Under the Company’s Corporate Governance Guidelines, which are available to shareholders at http://www.pultegroupinc.com/investors/corporate-governance/guidelines/default.aspx, a substantial majority of the members of our Board must be independent. The Board has adopted categorical independence standards to assist the Nominating and Governance Committee in determining director independence, which standards either meet or exceed the independence requirements of the NYSE corporate governance standards. Under these standards, no director can qualify as independent unless (i) the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a relationship with the Company, and (ii) the director meets the following categorical standards:

•	has not been an employee of the Company for at least three years;

•

has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

•

has no immediate family members (i.e., spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that such director’s immediate family member may have served as an employee but not as an executive officer of the Company during such three-year period so long as such immediate family member shall not have received, during any twelve-month period within such three-year period, more than $120,000 in direct compensation from the Company for such employment;

•

is not a current partner or employee of the Company’s internal or external audit firm, and the director was not within the past three years a partner or employee of such a firm who personally worked on the Company’s internal or external audit within that time;

•

has no immediate family member who (i) is a current partner of a firm that is the Company’s internal or external auditor, (ii) is a current employee of such a firm and personally works on the Company’s internal or external audit or (iii) was within the past three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than in his or her capacity as a member of the Board);

•

is not a current employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•

does not serve, and has no immediate family member who has served, during the last three years as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than the greater of $1 million or 2% of such entity’s total invested capital in any of the last three years; and

•

has not been, and has no immediate family member who has been, an executive officer of a charitable or educational organization for which the Company contributed more than the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues, in any of the last three years.

In addition, Audit Committee members may not have any direct or indirect financial relationship whatsoever with the Company other than as directors.

The Board considered all relevant facts and circumstances in assessing director independence, including the letter agreement (the “Pulte Agreement”) dated September 8, 2016 with the founder of the Company, William Pulte (the

“Founder”); our Board member William J. Pulte (“Mr. Pulte”) who is a grandson of the Founder; and the William Pulte Trust dtd 01/26/90 and the Joan Pulte trust dtd 01/26/90 (collectively, the “Pulte Trusts”). In particular, the Board considered that Mr. Pulte has no voting control, authority or ownership interest in the Pulte Trusts and that the decisions made by Mr. Pulte are not influenced by the Pulte Trusts. In connection with this assessment, the Board affirmatively determined that Brian P. Anderson, Bryce Blair, Richard W. Dreiling, Thomas J. Folliard, Cheryl W. Grisé, André J. Hawaux, John R. Peshkin, Scott F. Powers, William J. Pulte and Lila Snyder are independent within the meaning of the Company’s categorical standards and the NYSE listing standards. The Board further determined that Ryan R. Marshall, who is a current PulteGroup employee, is not independent within the meaning of the Company’s categorical standards and the NYSE listing standards.

Proposal	Election of Directors

The Board recommends a vote FOR each of the director nominees named in this Proxy Statement.

●  Slate of directors with broad and diverse leadership experience

●  Significant experience in relevant industries (including real estate and consumer markets) and public company leadership experience, among other key competencies

●  Ongoing refreshment and succession process of Board composition

●  Proactive shareholder engagement

Our Restated Articles of Incorporation, as amended, require that we have at least three, but no more than 15, directors. The exact number of directors is set by the Board and is currently eleven. All directors will be elected on an annual basis for one-year terms. The eleven directors comprising the Board, all of whose terms are expiring at the annual meeting, are Brian P. Anderson, Bryce Blair, Richard W. Dreiling, Thomas J. Folliard, Cheryl W. Grisé, André J. Hawaux, Ryan R. Marshall, John R. Peshkin, Scott F. Powers, William J. Pulte and Lila Snyder. Mr. Pulte’s tenure on our Board will end at the annual meeting. As a result, as of the annual meeting, the size of the Board will be reduced from eleven members to ten members. The voting obligations and “standstill” and similar restrictions on Mr. Pulte and others in the Pulte Agreement, pursuant to which Mr. Pulte was appointed to the Board in September 2016, will generally expire ten business days after the end of Mr. Pulte’s service on the Board. As Mr. Pulte completes his service on our Board, we thank him for his four years of dedicated service, commitment and strategic counsel and wish him well in his personal charitable and business endeavors.

The by-laws of the Company provide that a nominee for director at the annual meeting shall be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election. A majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election). If a nominee for director, who is an incumbent director, is not elected, the director shall promptly tender his or her resignation to the board of directors. The Nominating and Governance Committee will make a recommendation to the board of directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The board of directors shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. The director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the board of directors with respect to his or her resignation.

The ten persons listed below are the nominees to serve a one-year term expiring at the Company’s 2021 annual meeting of shareholders, and each has agreed to serve the one-year term for which he or she has been nominated, if elected. Please see below for a description of the occupations and recent business experience of all director nominees. In addition, the specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that each of the director nominees should serve as a director of the Company are included in the descriptions below.

Nominees to Serve a One-Year Term Expiring at the 2021 Annual Meeting of Shareholders
Brian P. Anderson

Mr. Anderson has significant experience as a chief financial officer of two large multinational companies and as a director of several large public companies. In addition, he has held finance positions including chief financial officer, corporate controller and vice president of audit and was an audit partner at an international public accounting firm. Mr. Anderson has significant experience in the preparation and review of complex financial reporting statements as well as experience in risk management and risk assessment.

Director Since: 2005 Age: 69 Committees: • Audit • Finance and Investment Public Company Board Experience:
Company W.W. Grainger, Inc. James Hardie Industries plc Stericycle, Inc. A.M. Castle & Co.	Term 1999 - present 2006 - present 2017 - present 2005 - 2016

❖

Relevant Business Experience:

Mr. Anderson is the former Executive Vice President of Finance and Chief Financial Officer of OfficeMax Incorporated, a distributor of business-to-business and retail office products. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International Inc., a global diversified medical products and services company, a position he assumed in 1998. Mr. Anderson has extensive experience sitting on and chairing the audit committees of public companies. Mr. Anderson also brings to the Board meaningful experience based on his service as the former Lead Director of W.W. Grainger, Inc. and former Chairman of A.M. Castle & Co., as well as his service as a Governing Board Member at the Center for Audit Quality. Mr. Anderson is an audit committee financial expert for purposes of the SEC’s rules.

Bryce Blair

Mr. Blair has substantial experience in real estate development and investment, including having spent over ten years as chairman and chief executive officer of a public real estate investment trust. In addition, in his former role as chief executive officer of AvalonBay Communities, Inc., Mr. Blair was responsible for day to day operations, and he was regularly involved in the preparation and review of complex financial reporting statements. Mr. Blair also brings to the Board meaningful experience based on his service on the board of directors of AvalonBay Communities, Inc. and Regency Centers Corp. He also serves as Non-Executive Chairman of the board of directors of Invitation Homes, Inc.

Director Since: 2011 Age: 61 Committees: None (Mr. Blair is the Non-Executive Chairman) Public Company Board Experience:
Company Invitation Homes Inc. Regency Centers Corp. AvalonBay Communities, Inc.	Term 2017 - present 2014 - present 2002 - 2013

❖

Relevant Business Experience:

Mr. Blair is the Manager of Harborview Associates, LLC, a company which holds and manages investments in various real estate properties. Mr. Blair is also the former Chairman of the Board and the former Chief Executive Officer of AvalonBay Communities, Inc. In addition, Mr. Blair served in a number of senior leadership positions with AvalonBay Communities, Inc., including Chief Executive Officer from February 2001 through December 2011, President from September 2000 through February 2005 and Chief Operating Officer from February 1999 to February 2001. Mr. Blair is also a past member of the National Association of Real Estate Investment Trusts, where he served as Chairman and was on the Executive Committee and the Board of Governors, and the Urban Land Institute, where he is past Chairman of the Multifamily Council and is a past Trustee.

Richard W. Dreiling

Mr. Dreiling has wide-ranging experience serving as both a senior executive and a director of large, consumer-focused companies. Mr. Dreiling’s experience of overseeing the marketing and distribution functions of retail companies provides an in-depth understanding of PulteGroup’s customers’ needs and adds a valuable perspective for Board decision-making. Mr. Dreiling also brings to the Board meaningful experience based on his service on the board of directors of Dollar General Corporation, Inc., Kellogg Company, and Aramark. Mr. Dreiling also serves as the Non-Executive Chairman of the board of directors of Lowe’s Companies.

Director Since: 2015 Age: 66 Committees: • Compensation and Management Development • Nominating and Governance Public Company Board Experience:
Company	Term
Lowe’s Companies	2014 - present
Aramark Holdings Corp.	2015 - present
Kellogg Company	2015 - present
Dollar General Corporation	2008 - 2016

❖	Relevant Business Experience:
Mr. Dreiling is the former Chairman of the Board and Chief Executive Officer of Dollar General Corporation. Mr. Dreiling served as Chief Executive Officer of Dollar General Corporation, the nation’s largest small-box discount retailer, from January 2008 through June 2015. Prior to 2008, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc. (collectively, “Duane Reade”), the largest drugstore chain in New York City, from November 2005 until January 2008, and as chairman of the board of Duane Reade from March 2007 until January 2008. Earlier in his career, Mr. Dreiling was Chief Operations Officer for Longs Drug Stores Corporation and held executive positions with Safeway, Inc. Mr. Dreiling also previously served as the chairman of the board of the Retail Industry Leaders Association from January 2014 to January 2016.

Thomas J. Folliard

Mr. Folliard has extensive experience as Chief Executive Officer of a large, consumer-focused public company. In connection with that role, Mr. Folliard has significant experience in operational matters and business strategy, which adds a valuable perspective for the Board’s decision making. Mr. Folliard also brings to the board of directors meaningful experience based on his service on the board of directors of CarMax, Inc., currently as Non-Executive Chairman; Baron Investment Funds and Baron Select Funds.

Director Since: 2012 Age: 55 Committees: • Audit • Finance and Investment Public Company Board Experience:
Company	Term
Baron Investment Funds Trust	2017 - present
Baron Select Funds	2017 - present
CarMax, Inc.	2006 - present
DAVIDsTEA Inc.	2014 - 2017

❖	Relevant Business Experience:

Mr. Folliard currently serves as a Trustee to Baron Investment Funds Trust and Baron Select Funds and has been in such positions since August 2017. Formerly, he was the President and Chief Executive Officer of CarMax, Inc. Mr. Folliard served as President and Chief Executive Officer of CarMax, Inc., the largest retailer of used autos in the United States, from 2006 until his retirement on August 31, 2016. He joined CarMax, Inc. in 1993 as the senior buyer and became the director of purchasing in 1994. Mr. Folliard was promoted to vice president of merchandising in 1996, senior vice president of store operations in 2000 and executive vice president of store operations in 2001. Mr. Folliard is an audit committee financial expert for purposes of the SEC’s rules.

Cheryl W. Grisé

Ms. Grisé has significant experience as a director of several large public corporations and as a former executive officer of a public utility holding company. Ms. Grisé’s substantial experience, including earlier experience as general counsel and corporate secretary, provide her with a unique perspective on the complex legal, compensation, and other issues that affect companies in regulated industries and the Board’s roles and responsibilities with respect to the effective functioning of the Company’s corporate governance structures. Ms. Grisé also brings to the Board meaningful experience based on her service as Lead Director of MetLife, Inc. and her service on the board of directors of several other public companies, including ICF International, Inc., which provides Ms. Grisé meaningful experience in cybersecurity matters.

Director Since: 2008 Age: 67 Committees: • Compensation and Management Development • Nominating and Governance (Chair) Public Company Board Experience:
Company	Term
MetLife, Inc.	2004 - present
ICF International, Inc.	2012 - present
Pall Corporation	2007 - 2015

❖	Relevant Business Experience:
Ms. Grisé was Executive Vice President of Northeast Utilities (now Eversource Energy), a public utility holding company, from December 2005 until her retirement effective July 2007; Chief Executive Officer of its principal operating subsidiaries from September 2002 to January 2007; President of the Utility Group of Northeast Utilities Service Company from May 2001 to January 2007; and Senior Vice President, Secretary and General Counsel of Northeast Utilities from 1998 to 2001.

André J. Hawaux

Mr. Hawaux has significant experience serving as a senior officer of several corporations, including as executive vice president and chief financial officer of a large, consumer-focused public company. In connection with that role, Mr. Hawaux has extensive experience in operational matters and business strategy, which adds a valuable perspective for the Board’s decision-making. In addition, Mr. Hawaux has significant experience in the preparation and review of complex financial reporting statements as well as experience in risk management and risk assessment.

Director Since: 2013 Age: 59 Committees: • Audit (Chair) • Finance and Investment Public Company Board Experience:
Company	Term
Lamb Weston Holdings, Inc.	2017 - present
The Timberland Company	2010 - 2011

❖	Relevant Business Experience:

Mr. Hawaux is the Former Executive Vice President, Chief Financial Officer, and Chief Operating Officer of Dick’s Sporting Goods, Inc. Mr. Hawaux joined Dick’s Sporting Goods, Inc., a leading omni-channel sporting goods retailer, in June 2013 as Executive Vice President, Finance Administration and Chief Financial Officer and also served as its Executive Vice President, Chief Operating Officer through August 2017. Mr. Hawaux served as president of the Consumer Foods business of ConAgra Foods, Inc. (now ConAgra Brands Inc.), one of North America’s leading packaged food companies, from 2009 until May 2013. He joined ConAgra Foods as executive vice president and chief financial officer in 2006, and prior to ConAgra Foods, he served as general manager of a large U.S. division of PepsiAmericas. Mr. Hawaux also previously served as chief financial officer for Pepsi-Cola North America and Pepsi International’s China business unit. Mr. Hawaux is an audit committee financial expert for purposes of the SEC’s rules.

Ryan R. Marshall

Mr. Marshall brings significant insight to the Board from his tenure at PulteGroup, including in his position as President and Chief Executive Officer and his management of many of the Company’s largest operations. Mr. Marshall’s extensive experience at the Company through various financial and operational roles prior to his appointment as the Chief Executive Officer of the Company provides an in-depth understanding of PulteGroup’s operations and complexity and adds a valuable perspective for Board decision-making.

Director Since: 2016 Age: 45 Committees: • Finance and Investment

❖

Relevant Business Experience:

Mr. Marshall is President and Chief Executive Officer of PulteGroup, Inc. Mr. Marshall has served as the President and Chief Executive Officer of PulteGroup, Inc. since September 8, 2016, and as the President since February 15, 2016. Prior to becoming CEO, Mr. Marshall most recently had the responsibility for the Company’s homebuilding operations and its marketing and strategy departments. Prior to being named President, Mr. Marshall was Executive Vice President of Homebuilding Operations since May 2014. Other previous roles included Area President for the Company’s Southeast Area since November 2012, Area President for Florida, Division President in both South Florida and Orlando and Area Vice President of Finance. In those roles, he has managed various financial and operating functions including financial reporting, land acquisition and strategic market risk and opportunity analysis.

John R. Peshkin

Mr. Peshkin has significant experience as a founder and managing partner at a leading real estate investment group. In addition, Mr. Peshkin also has significant experience in the real estate and home building industries as a successful senior executive, as an investor and as a board member at two of the nation’s top builders, which brings valuable industry knowledge and insight to the Board. Mr. Peshkin also brings to the Board meaningful experience based on his service on the board of directors of for-profit companies and non-profit institutions.

Director Since: 2016 Age: 59 Committees: • Audit • Finance and Investment (Chair) Public Company Board Experience:
Company Standard Pacific Corp. (subsequently CalAtlantic Group, Inc., which was then acquired by Lennar Corporation)	Term 2012 - 2015

❖

Relevant Business Experience:

Mr. Peshkin is the founder and Managing Partner at Vanguard Land, LLC, a private real estate investment group focused on the acquisition and development of residential and commercial properties throughout Florida since 2008. He was previously the founder and Chief Executive Officer of Starwood Land Ventures, an affiliate of Starwood Capital Group Global, a real estate private equity firm until 2008. Mr. Peshkin spent 24 years with Taylor Woodrow plc, a national homebuilder, serving as its North American CEO and President from 2000 to 2006. Mr. Peshkin is an audit committee financial expert for purposes of the SEC’s rules.

Scott F. Powers

Mr. Powers has significant experience as a financial services executive executing growth strategies, managing operations and leading efforts in risk and crisis management. Mr. Powers brings additional skills to the Board honed through a career of managing through financial industry change. Mr. Powers also has prior public company board experience as a current member of the boards of directors of Sun Life Financial, Inc. and Automatic Data Processing, Inc. and a previous member of the board of directors of Whole Foods Market, Inc.

Director Since: 2016 Age: 60 Committees: • Compensation and Management Development (Chair) • Nominating and Governance Public Company Board Experience:
Company	Term
Automatic Data Processing, Inc.	2018 - present
Sun Life Financial, Inc.	2015 - present
Whole Foods Market, Inc.	2017

❖	Relevant Business Experience:
Mr. Powers is the Former President and Chief Executive Officer of State Street Global Advisors. Mr. Powers held leadership positions at State Street Corporation, a financial holding company that performs banking services through its subsidiaries, from 2008 to 2015, most recently as Executive Vice President of State Street Corp, President and Chief Executive Officer of State Street Global Advisors. Mr. Powers also served as a member of the State Street Management Committee. In addition, he previously served as President and Chief Executive Officer of Old Mutual USA and Old Mutual Asset Management from 2001 to 2008. He also held executive roles at Mellon Financial Corporation and Boston Company Asset Management.

Lila Snyder

Ms. Snyder has significant experience as a consultant and corporate executive in a wide variety of industries. Ms. Snyder has advised on and led innovation initiatives in the areas of digital technology, media and communications. Ms. Snyder also brings significant skills to the Board relating to strategy, operations, marketing, and sales as a current C-level executive of a Fortune 1000 Company.

Director Since: 2018 Age: 47 Committees: • Audit • Finance and Investment

❖	Relevant Business Experience:

Ms. Snyder has served as Executive Vice President and President, Commerce Services for Pitney Bowes, Inc. since October 2017. Prior to her current role, Ms. Snyder has held various positions at Pitney Bowes, Inc. since November 2013, including President of Global Ecommerce from June 2015 to October 2017, President of Pitney Bowes, Inc. subsidiary Borderfree, Inc. since June 2015, and President of Document Messaging Technologies from November 2013 to June 2015. Prior to joining Pitney Bowes, Inc., Ms. Snyder was a partner at global consultancy firm McKinsey & Company, Inc., where she led McKinsey’s Stamford office and served clients in the technology, media and communications sectors.

The Board of Directors recommends that shareholders vote “FOR” the election of these ten nominees.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or appoint a new director to fill the vacancy. The new director would serve until the Company’s next annual meeting of shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, Compensation and Management Development Committee, Nominating and Governance Committee and Finance and Investment Committee. Charters for all of these committees are available on the Company’s website at www.pultegroup.com. The table below shows current membership for each of the standing Board committees.

Director Name	Audit Committee†	Compensation and Management Development Committee†	Nominating and Governance Committee†	Finance and Investment Committee†
Brian P. Anderson	●			●
Bryce Blair*
Richard W. Dreiling		●	●
Thomas J. Folliard	●			●
Cheryl W. Grisé		●
André J. Hawaux				●
Ryan R. Marshall				●
John R. Peshkin	●
Scott F. Powers			●
William J. Pulte		●	●
Lila Snyder	●			●

Chair

*	Non-Executive Chairman

†	This chart shows the current committee memberships.

Audit Committee

The Audit Committee met 9 times in 2019. The Audit Committee represents and assists the Board with the oversight of the integrity of the Company’s financial statements and financial reporting process, the Company’s system of internal accounting and financial controls, the performance of the Company’s internal audit function, the annual independent audit of the Company’s financial statements, the engagement of the independent auditors, the evaluation of the independent auditor’s qualifications, independence and performance, the Company’s compliance with legal and regulatory requirements, and the Company’s management of significant financial and technological risks. The Audit Committee is also responsible for preparing the report of the Audit Committee required to be included in the Company’s annual proxy statement.

The Audit Committee is responsible for selecting (subject to ratification by our shareholders) the independent auditor as well as setting the compensation for and overseeing the work of the independent auditor and approving audit services to be provided by the independent auditor. Brian P. Anderson currently serves on the audit committee of more than three public companies. The Board has determined that Mr. Anderson’s simultaneous service on the audit committees of more than three public companies will not impair his ability to serve effectively on the Company’s audit committee. The Board has determined that each of the members of the Audit Committee is independent within the meaning of the Company’s categorical standards and the applicable NYSE and SEC rules and financially literate as defined by the NYSE rules, and that Brian P. Anderson, Thomas J. Folliard, André J. Hawaux and John R. Peshkin are audit committee financial experts for purposes of the SEC’s rules.

Compensation and Management Development Committee

The Compensation and Management Development Committee met 4 times in 2019. The Compensation and Management Development Committee is responsible for the review, approval and administration of the compensation and benefit programs for the Chief Executive Officer and the other named executive officers. It also reviews and makes recommendations regarding the Company’s general compensation philosophy and incentive plans and certain other compensation plans; reviews the Company’s leadership development programs and initiatives; and discusses performance, leadership development and succession planning for key officers with the Chief Executive Officer, as appropriate. The Compensation and Management Development Committee has the power to form subcommittees and delegate responsibility to them. The Board has determined that each of the members of the Compensation and Management Development Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Mr. Scott F. Powers is currently the Chair of the Compensation and Management Development Committee. Mr. Powers works with Ms. Michelle Hairston, the Company’s Senior Vice President, Human Resources, to establish meeting agendas and determine whether any members of PulteGroup’s management or outside advisors should attend meetings. The Compensation and Management Development Committee also meets regularly in executive session. At various times during the year at the request of the Compensation and Management Development Committee, Ryan R. Marshall, the President and Chief Executive Officer of the Company; Robert T. O’Shaughnessy, the Executive Vice President and Chief Financial Officer of the Company; and Todd N. Sheldon, the Executive Vice President, General Counsel and Corporate Secretary of the Company, may attend Compensation and Management Development Committee meetings, or portions of Compensation and Management Development Committee meetings, to provide the Compensation and Management Development Committee with information regarding the Company’s operational performance, financial performance or other topics requested by the Compensation and Management Development Committee to assist it in making its compensation decisions.

The Chief Executive Officer annually reviews the performance of each member of senior management (other than our Chief Executive Officer’s performance, whose performance is reviewed by the Compensation and Management Development Committee). Recommendations based on these reviews, including salary adjustments, annual bonuses, long-term incentives and equity grants, are presented to the Compensation and Management Development Committee. Decisions regarding salary adjustments, annual bonuses, long-term incentives and equity grants for our Chief Executive Officer are made by the Compensation and Management Development Committee. All decisions for 2019 made with respect to the executives listed in the Summary Compensation Table (other than the Chief Executive Officer) were made after deliberation with Mr. Marshall.

The Compensation and Management Development Committee is also responsible for overseeing the development of the Company’s succession plan for the President and Chief Executive Officer and other key members of senior management, as well as the Company’s leadership development programs.

The Compensation and Management Development Committee receives and reviews materials provided by the Compensation and Management Development Committee’s consultant and management. These materials include information that the consultant and management believe will be helpful to the Compensation and Management Development Committee, as well as materials the Compensation and Management Development Committee specifically requests.

The Compensation and Management Development Committee has the authority to engage its own outside compensation consultant and any other advisors it deems necessary. From 2003 to May 2019, the Compensation and Management Development Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to act as its independent consultant. In May 2019, the Compensation and Management Development Committee replaced Pearl Meyer with Semler Brossy (each of Pearl Meyer and Semler Brossy, as applicable at such time it served as the independent consultant of the Compensation and Management Development Committee, the “compensation consultant”). The compensation consultant regularly provides the Compensation and Management Development Committee with information regarding market compensation levels, general compensation trends and best practices. The Compensation and Management Development Committee also regularly asks the compensation consultant to opine on the reasonableness of specific pay decisions and actions for the named executive officers, as well as the appropriateness of the design of the Company’s executive compensation programs.

The activities of the compensation consultant are directed by the Compensation and Management Development Committee, although the compensation consultant may communicate with members of management, as appropriate, to gather data and prepare analyses as requested by the Compensation and Management Development Committee. During 2019, the Compensation and Management Development Committee asked the compensation consultant to review market data and advise the Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program; review and advise the Compensation and Management Development Committee regarding the Company’s pay for performance, equity grant and dilution levels, each as relative to the Company’s peers; review and advise the Compensation and Management Development Committee regarding regulatory, disclosure and other technical matters; and review and advise the Compensation and Management Development Committee regarding the Company’s compensation risk assessment procedures. The Compensation and Management Development Committee also asked the compensation consultant to provide opinions on named executive officer pay decisions.

In 2019, neither compensation consultant provided any other services to the Company. The Compensation and Management Development Committee assessed the independence of each compensation consultant pursuant to SEC rules and concluded that the work of the compensation consultants for the Compensation and Management Development Committee does not raise any conflict of interest.

The Compensation and Management Development Committee has determined that each compensation consultant is independent because it does no work for the Company other than that requested by the Compensation and Management Development Committee. The Chair of the Compensation and Management Development Committee reviews the consultant’s invoices, which are paid by the Company.

Nominating and Governance Committee

The Nominating and Governance Committee met 5 times in 2019. The Nominating and Governance Committee establishes criteria for the selection of new members of the board of directors and makes recommendations to the Board based on qualified identified individuals, including any qualified candidates nominated by shareholders, as described in “Director Nomination Recommendations” below. As noted above, in March 2018, the Nominating and Governance Committee amended its charter to express the Nominating and Governance Committee’s commitment to the inclusion of diverse groups (including, where appropriate, diversity of age, gender, race, ethnicity and professional experience), knowledge and viewpoints in its selection of Board nominees. Since the adoption of this charter amendment, subsequent Board searches have been conducted consistent with this practice and have served to enhance the diversity, including the gender diversity, of our Board.

The Nominating and Governance Committee is also responsible for matters related to the governance of the Company and for developing and recommending to the Board the criteria for Board membership, the selection of new Board members and the assignment of directors to the committees of the Board. The Nominating and Governance Committee assures that a regular evaluation is conducted of the performance, qualifications, and integrity of the Board and the committees of the Board. Please see “Corporate Governance—Board Assessments” for further information regarding the regular evaluations. The Nominating and Governance Committee also reviews and makes recommendations with respect to the compensation of members of the Board. The Nominating and Governance Committee is also responsible for reviewing the Company’s Environmental, Social and Governance (“ESG”) Policies, reviewing the Company’s cultural metrics and assessing and monitoring the Company’s enterprise risk management initiatives. The Board has determined that each of the members of the Nominating and Governance Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Finance and Investment Committee

The Finance and Investment Committee met 8 times in 2019. The Finance and Investment Committee reviews all aspects of the Company’s policies that relate to the management of the Company’s financial affairs. The Finance and Investment Committee also reviews the Company’s long-term strategic plans and annual budgets, capital commitments budget, certain land acquisition and sale transactions, and the Company’s cash needs and funding plans.

Board Meeting Information

The Board of Directors held a total of 6 meetings in 2019. During 2019, each director attended at least 85% of the aggregate number of meetings of the board of directors and of the committees on which such director served that were held during the period that such director served as a member of the board of directors and as a member of such committees.

PulteGroup encourages its directors to attend each of the Company’s annual meeting of shareholders, and all of our directors serving on the date of last year’s annual meeting of shareholders attended that meeting.

Throughout the year, PulteGroup held regularly scheduled executive sessions of its non-management directors without management participation. In addition, in 2020, PulteGroup will hold at least one executive session of its non-management directors without the participation of management. Since the Company’s 2017 annual meeting of shareholders, Bryce Blair, our Non-Executive Chairman, has presided at these executive sessions. Provided that Mr. Blair is re-elected at the annual meeting, he will continue to preside over the executive sessions as the Non-Executive Chairman (as discussed further below).

CORPORATE GOVERNANCE

Corporate Governance Highlights

The Board continues to take steps that we believe improve our corporate governance and position our Company for long-term success. Recently, these steps have included:

●

Commitment to Diversity. The Nominating and Governance Committee amended its charter to express the Nominating and Governance Committee’s commitment to the inclusion of diverse groups (including, where appropriate, diversity of age, gender, race, ethnicity and professional experience), knowledge and viewpoints in its selection of Board nominees.

●	Majority Voting Standard. We amended our by-laws to change the voting standard for the election of directors in uncontested elections from a plurality standard to a majority standard.

●	Proxy Access. We amended our by-laws to implement proxy access.

●

Non-Executive Chairman of the Board. The Board appointed Mr. Blair to the position of Non-Executive Chairman of the Board, effective as of the Company’s 2017 annual meeting of Shareholders, to (i) ensure that the Board discharges its responsibilities, (ii) ensure that the Board has structures and procedures in place to enable it to function independently of management, (iii) provide leadership at independent directors’ executive sessions and in other work, (iv) promote director dialogue in and out of meetings and (v) ensure the Board clearly understands the respective roles and responsibilities of the Board and management.

●	Board Refreshment. Our Corporate Governance Guidelines provide that no director shall stand for election after the age of 75 and half of our Board has served for five years or less.

Governance Guidelines; Code of Ethical Business Conduct; Code of Ethics; Prohibition on Hedging

The Board has adopted Corporate Governance Guidelines, which reflect the principles by which PulteGroup operates. The guidelines address an array of governance issues and principles including: director independence, committee independence, management succession, annual Board evaluations, director nominations, director age limitations, the role of the Chairman or Lead Director, and executive sessions of the independent directors. PulteGroup’s Governance Guidelines are available for viewing on our website at www.pultegroup.com. The Board also has adopted a Code of Ethical Business Conduct, which applies to all directors and employees and a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller and other senior officers. The Code of Ethical Business Conduct and the Code of Ethics are also available on the Company’s website, and the Company intends to include on its website any waivers of its Code of Ethical Business Conduct that relate to executive officers and directors as well as any amendments to, or waivers from, a provision of its Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K. Among other provisions, our Code of Ethical Business Conduct prohibits all employees and directors from engaging in hedging or monetization transactions such as zero-cost collars or forward-sale contracts.

Board Leadership

Our Corporate Governance Guidelines currently contemplate that the independent directors will annually designate one of the independent directors to serve as Non-Executive Chairman for a one-year term. As noted above, the Board appointed Bryce Blair as Chairman of the Board, and since the Company’s 2017 annual meeting of shareholders, Mr. Blair has served as the Non-Executive Chairman. Provided that Mr. Blair is re-elected at the annual meeting, as an independent director, he would continue to serve as Non-Executive Chairman.

Since Mr. Blair’s appointment as the Non-Executive Chairman, he has worked with the President and Chief Executive Officer to ensure that the Board discharges its responsibilities, has procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the Board and management. In addition, the Non-Executive Chairman’s duties have included convening and chairing regular executive session meetings of the non-management directors and, as appropriate, providing prompt feedback to the President and Chief Executive Officer; coordinating and developing the agenda for executive sessions of the independent directors; convening meetings of the independent directors if necessary; coordinating feedback to the President and Chief Executive Officer on behalf of the independent directors regarding business issues and management; providing final approval, after consultation with the President and Chief Executive Officer, as to the agendas for meetings of the Board and informational needs associated with those agendas and presentations; performing such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole or by the non-management directors; serving as the designated spokesperson for the Board when it is appropriate for the Board to comment publicly on any matter; and being available for consultation and communication if requested by the Company’s major shareholders. The Board recognizes that no single leadership model is right for all companies at all times, and as appropriate, the Board will continue to review its leadership model to determine the correct leadership structure for the Company.

Board Role in Risk Oversight

The Board’s involvement in risk oversight includes both formal and informal processes and involves the Board and committees of the Board.

On an annual basis, the Nominating and Governance Committee of the Board oversees a formal risk assessment during which the principal operational risks facing PulteGroup and associated responses are evaluated and enterprise risks are reviewed to determine the appropriate allocation of oversight of those risks amongst the Board and its various Committees. For instance, the Audit Committee receives materials on a frequent basis to address the identification and status of risks to the Company, including financial risks, litigation claims and risks, and cybersecurity risks. At meetings of the full Board, these risks are identified to Board members, and the Chair of the Audit Committee reports on the activities of the Audit Committee regarding risk analysis. In addition, two times per year, the Audit Committee receives a report from PulteGroup’s Ethics Committee regarding current hotline activities and associated responses. The other committees of the Board also consider and address risks as they perform their respective responsibilities, and such committees report to the full Board from time to time as appropriate, including whenever a matter rises to a material or enterprise level risk. As part of the Nominating and Governance Committee’s role in risk assessment in 2018, the Committee was designated to monitor risks related to the Company’s ESG initiatives and in 2019 the Committee began formally reviewing metrics regarding the Company’s culture. In addition to the formal risk assessment, the Board and committees of the Board are also involved in risk oversight on a more informal basis at regular Board and committee meetings. The Board also receives regular financial and business updates from senior management, which involve detailed reports on financial and business risks facing PulteGroup when applicable.

Board Assessments

Each year, the Nominating and Governance Committee leads a confidential assessment process under which our Board and its committees conduct self-assessments. Additionally, every other year, the Nominating and Governance Committee leads a confidential assessment process under which each individual director completes a formal self-assessment and an assessment of each other director. The following is a summary of the assessment process:

•

Board assessments—Each year, the Board and the Nominating and Governance Committee review and discuss the results of the Board’s self-assessment. The discussion includes an assessment of the Board’s compliance with the principles in the Corporate Governance Guidelines and an identification of areas in which the Board could improve its performance.

•

Committee assessments—Each year, each committee of the Board and the Nominating and Governance Committee review and discuss the results of the respective committee’s self-assessment. Each committee discussion includes an assessment of the respective committee’s compliance with the principles in the Corporate Governance Guidelines and the committee’s charter, as well as an identification of areas in which the committee could improve its performance.

•

Director assessments—Every other year, each director completes a self-assessment and an assessment of each other director, and that feedback is shared in one-on-one discussions with each director. The Chair of the Nominating and Governance Committee conducts these assessments, except for the Chair’s own assessment, which is currently conducted by the Non-Executive Chairman. These assessments are designed to enhance each director’s participation and role as a member of the Board, as well as to assess the competencies and skills each individual director is expected to bring to the Board. While formal self-assessments are conducted every other year, the Chair and the Nominating and Governance Committee regularly solicit feedback from the other directors and take action as necessary to ensure a well-functioning Board.

In 2019, the Board, committee and director assessments were completed in December and contributed to the affirmation of the experience and qualifications matrix referenced previously on page 3. Our Board intends to review the matrix for appropriate revisions at least annually.

Available information about PulteGroup

The following information is available on PulteGroup’s website at www.pultegroup.com and in print for any shareholder upon written request to our Corporate Secretary:

•	Previously filed SEC current reports, quarterly reports, annual reports and reports under Section 16(a) of the Exchange Act

•	Audit Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Governance Committee Charter

•	Finance and Investment Committee Charter

•	Code of Ethics (for Covered Senior Officers)

•	Code of Ethical Business Conduct

•	Corporate Governance Guidelines

•	By-laws

DIRECTOR NOMINATION RECOMMENDATIONS

The Nominating and Governance Committee does not have a single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including candidates recommended by shareholders. The Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board. The Nominating and Governance Committee will review all proposed nominees, including those proposed by shareholders, in accordance with its charter and PulteGroup’s Corporate Governance Guidelines. The Nominating and Governance Committee considers the experience and skills for potential candidates adopted by the Board and summarized in the matrix on page 3. In addition, the Nominating and Governance Committee will review the person’s judgment, experience, qualifications, independence, understanding of PulteGroup’s business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board and PulteGroup.

The Board also believes that diversity is an important goal and looks for potential candidates who will help ensure that the Board has the benefit of a wide range of attributes. As noted above, in March 2018, the Nominating and Governance Committee amended its charter to express the Nominating and Governance Committee’s commitment to the inclusion of diverse groups (including, where appropriate, diversity of age, gender, race, ethnicity and professional experience), knowledge and viewpoints in its selection of Board nominees. Since the adoption of this charter amendment, subsequent Board searches have been conducted consistent with this practice and have served to enhance the diversity, including the gender diversity, of our Board.

The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board.

You may recommend a person to be nominated for director by submitting a written proposal by certified mail, return receipt requested, or by recognized overnight courier, to Todd N. Sheldon, Corporate Secretary, PulteGroup, Inc., 3350 Peachtree Road NE, Suite 150, Atlanta, Georgia 30326. Shareholders wishing to directly nominate a candidate for election as a director at next year’s annual meeting of shareholders must deliver written notice to PulteGroup at the above address not later than 60 days prior to the date of next year’s annual meeting of shareholders (unless public disclosure of the date of such meeting is made less than 70 days before such meeting, in which case notice must be received within 10 days following such public disclosure), and the required notice must include the information and documents set forth in the Company’s by-laws.

In addition, the Company’s by-laws permit proxy access. The proxy access by-law provision permits a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common shares continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Company’s by-laws. Shareholders wishing to directly nominate a candidate for election as a director at next year’s annual meeting of shareholders and have such nomination included in the Company’s proxy materials must deliver written notice to PulteGroup at the above address not later than 120 days nor more than 150 days in advance of the date the Company’s proxy statement was released to security holders for the annual meeting (unless the date of such meeting has been changed by more than 30 days from the date contemplated at this time), and the required notice must include the information and documents set forth in the by-laws.

2019 DIRECTOR COMPENSATION

The table below shows compensation for the Company’s non-employee directors for the fiscal year ended December 31, 2019.

	Fees Earned or Paid in Cash (1)		Share Awards (2)(3)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Brian P. Anderson	$	99,583	$150,000	$—	$—	$249,583
Bryce Blair	$	170,000	$150,000	$—	$—	$320,000
Richard W. Dreiling	$	95,000	$150,000	$4,187	$—	$249,187
Thomas Folliard	$	95,000	$150,000	$—	$—	$245,000
Cheryl W. Grisé	$	120,000	$150,000	$—	$—	$270,000
Andre Hawaux	$	115,417	$150,000	$—	$—	$265,417
John R. Peshkin	$	120,000	$150,000	$2,983	$—	$272,983
Scott F. Powers	$	120,000	$150,000	$327	$—	$270,327
William J. Pulte	$	95,000	$150,000	$—	$—	$245,000
Lila Snyder	$	95,000	$150,000	$—	$—	$245,000

(1)

The amounts in this column represent the fees earned or paid in cash for services as a director, including annual retainer, committee chairmanship and Non-Executive Chairman fees. In the case of Messrs. Anderson and Hawaux, their fees were pro-rated to reflect each of their partial year of service as Chairman of the Audit Committee.

(2)

The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements included in our Annual Report. On May 9, 2019, the directors received their annual equity grant of 4,800 shares, which represents $150,000 divided by the average of the high and low share price on the date of grant. The amounts reported in this column for Ms. Grisé and Messrs. Dreiling, Folliard, Peshkin and Powers represent the value of share units deferred under the PulteGroup, Inc. Deferred Compensation Plan for Non-Employee Directors. The share units consist of fully vested deferred share units that are settled in common shares and may be subject to a deferral election consistent with Internal Revenue Code Section 409A.

(3)

As of December 31, 2019, each individual serving as a non-employee director during 2019 had the number of deferred share units set forth below and did not hold any other equity awards as of December 31, 2019.

Director	Deferred Share Units	Options
Brian P. Anderson	—	—
Bryce Blair	—	—
Richard W. Dreiling	26,270	—
Thomas Folliard	15,555	—
Cheryl W. Grisé	90,935	—
Andre Hawaux	—	—
John R. Peshkin	15,555	—
Scott F. Powers	4,800	—
William J. Pulte	—	—
Lila Snyder	4,800	—

Director Compensation

The Nominating and Governance Committee reviews the compensation of the Company’s non-employee directors. For 2019, based on input from the Compensation and Management Development Committee’s independent compensation consultant, the Nominating and Governance Committee approved an increase in the annual equity retainer fee from $140,000 to $150,000. In addition, in late 2018, the Nominating and Governance Committee approved a total annual compensation limit for non-employee directors of $750,000.

During 2019, non-employee directors received the following compensation for service as members of the Board of Directors and as members of Board committees:

•	Annual Board membership fee of $95,000 in cash;

•	Committee Chair retainer fee of $25,000 in cash;

•	Non-Executive Chairman retainer fee of $75,000 in cash; and

•	Annual Equity Retainer Fee of $150,000 in common shares (the number of common shares determined by dividing $150,000 by the average of the high and low share price on the date of grant).

Director Deferred Compensation

In 2019, non-employee directors were entitled to defer all or a portion of their cash and equity compensation. Deferred cash payments are credited with interest at a rate equal to the five-year U.S. treasury rate, plus 2%. Under the “Deferred Compensation Plan for Non-Employee Directors,” the payment of director cash fees may be deferred for up to eight years, and directors may elect to receive their deferred fees in a lump sum or in equal annual installments over a period not to exceed eight years. In the event of the director’s departure either before or after the commencement of a deferral period, such director’s deferred fees will be paid in a lump sum payment. Under the terms of the plan, all deferred equity will be distributed to the director upon his or her departure from the Board.

Directors who also are our employees do not receive any of the compensation described above. Accordingly, Ryan R. Marshall, our President and Chief Executive Officer, and also a director of the Company, received no additional compensation for his services as a director during 2019. The compensation received by Mr. Marshall as an employee of the Company is shown in the 2019 Summary Compensation Table set forth in this Proxy Statement.

Equity Ownership Guidelines

Each member of the Board of Directors is expected to maintain an equity investment in the Company equal to at least five times the annual cash retainer, which must be achieved within five years of the director’s initial election to the Board. The holdings that may be counted toward achieving the equity investment guidelines include outstanding share awards or units, shares obtained through stock option exercises, shares owned jointly with or separately by the director’s spouse and shares purchased on the open market. Outstanding stock options do not count toward achieving the equity investment guidelines. As of the record date, all continuing members of the Board of Directors have met or, within the applicable period, are expected to meet, these share ownership guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2019 and our executive compensation philosophies and objectives. This CD&A is divided into five sections:

Executive Summary	• Overview • Return to Shareholders • Pay for Performance • Key Executive Compensation Decisions and Actions • Shareholder Feedback • Named Executive Officers

Establishing and Evaluating Executive Compensation	• Executive Compensation Philosophy • Key Factors in Setting 2019 Compensation • Market Comparisons

Executive Compensation Program Elements	• Base Salary • Annual Incentive Compensation • Long-Term Incentive Compensation • Equity Grants • Other Compensation Elements and Practices

How We Make Executive Compensation Decisions	• The Compensation and Management Development Committee • Independent Compensation Consultant • Role of Executive Officers • Use of Tally Sheets

2020 Compensation Decisions	• Base Salary • Annual Incentive Compensation • Long-Term Incentive Compensation

EXECUTIVE SUMMARY

Overview

We entered 2019 in the midst of an industry-wide softening in demand that began in mid-2018. To varying degrees, the slowdown occurred across all major buyer groups and substantially all of our geographies. This slowdown was correlated with an increase in mortgage interest rates, which contributed to ongoing affordability challenges confronting many prospective buyers. As a result, we entered 2019 with a smaller backlog than the year before. It was against this backdrop that PulteGroup built its plan and related target performance levels for management for 2019 which, while ambitious based on market conditions at the time, projected that some financial metrics for PulteGroup in 2019 would be lower than 2018. Despite these market headwinds in early 2019, PulteGroup continued to take a disciplined approach to the economic environment and adjusted production schedules, allowing us to maintain our industry-leading profit margins early in 2019. As consumer sentiment began to improve in the second quarter of 2019 and relative housing affordability improved, PulteGroup was well positioned to outpace many of its competitors in the back half of the year and was able to end 2019 with revenues and closings exceeding those in 2018. We believe our 2019 performance, led by our Chief Executive Officer, Ryan Marshall, exemplifies how our leadership team has the skills and experience to manage through the complexities of the dynamic housing market.

Highlights of our 2019 performance include:

•	Returned over $395 million to shareholders through share repurchases and dividends, including an increase in our dividend by 9% during 2019;
•	Continued to invest in new communities, as reflected in the increase to 863 average active communities;
•

Invested $3.0 billion in land acquisition and development in 2019 to support future growth, including the acquisition of the homebuilding assets of American West, which doubled the size of our Las Vegas Division;

•	Completed a tender offer to retire $274.0 million of our unsecured senior notes maturing in 2021; and
•	Finished 2019 with a debt-to-total capitalization of 33.6%, down from 38.6% at the end of 2018.

We believe our compensation philosophy and execution supports PulteGroup’s strategy to drive consistently high returns through the cycles inherent in the U.S. housing market. Our compensation planning is designed to focus executives on balancing short-term objectives and long-term priorities, to align executive and shareholder interests, and to attract and retain the leadership needed to continue to deliver strong results. Pay decisions were made in the context of our financial performance relative to our goals, while considering external factors and the actions management has taken to strengthen PulteGroup’s position for the future. We believe that it is important for our compensation program to be adaptable to allow us to address our current operating plan and external factors impacting our performance and, accordingly, the Compensation and Management Development Committee of our Board of Directors (the “Committee”) regularly monitors and refines our executive compensation program so that it is reflective of our operating plan and such external factors.

For 2019, at target, approximately 87% of Mr. Marshall’s pay was at risk and subject to attainment of specific performance goals or fluctuations in our stock price, as demonstrated by the chart below:

CEO 2019 Total Direct Compensation*

* As described further below in the section titled “Annual Incentive Compensation”, no Growth Incentive Pool payouts were made with respect to 2019.

For additional information, see “Pay for Performance” on page 25 of this Proxy Statement.

For 2019, the Committee made the following changes to Mr. Marshall’s compensation:

•	Increased his base salary from $950,000 to $1,000,000; and
•

Increased the target value of his long-term incentive awards from $4,600,000 to $5,000,000, with such award equally weighted between a share-settled three-year performance-based award and service-based restricted share units.

These changes to Mr. Marshall’s compensation reflected, among other things, the Committee’s acknowledgement of Mr. Marshall and the Company’s strong performance in 2018 and a desire to align Mr. Marshall’s compensation more closely with the competitive market.

For 2019 performance, the Committee approved a payout under the annual incentive program to Mr. Marshall of $3,193,750 (182.5% of target) based on the Company’s performance against the pre-established performance goals. We believe these payouts resulted from continued strong returns on invested capital, meaningful progress in the continued implementation of our strategy of generating cash flows to fund growth, and continued improvements in build quality measurements. In addition, the Committee noted continued improvements in employee engagement and major steps taken to develop and strengthen senior management. As described further below, no payouts were made under the Growth Incentive Pool with respect to 2019 performance as the Company did not have year-over-year pre-tax income growth reflecting more challenging markets overall in 2019 as compared to 2018.

For additional information, see “Pay for Performance” on page 25 of this Proxy Statement and the “Annual Incentive Compensation” section on page 31 of this Proxy Statement.

Return to Shareholders*

The following chart shows how a $100 investment in the Company’s common shares on December 31, 2014 would have grown to $195.28 on December 31, 2019, with dividends reinvested quarterly. The chart also compares the total shareholder return (“TSR”) on the Company’s common shares to the same investment in the S&P 500 Index and the Dow Jones U.S. Select Home Construction Index, with dividends reinvested quarterly. We believe this chart illustrates the significant value created for shareholders over the five-year period as compared to both indices.

Comparison of Five-Year Total Shareholder Return *

* Assumes $100 invested on December 31, 2014, and the reinvestment of dividends.

	2014	2015	2016	2017	2018	2019
PulteGroup, Inc.	100	84.46	88.79	162.86	129.04	195.28
S&P 500 Index - Total Return	100	101.38	113.51	138.29	132.23	173.86
Dow Jones U.S. Select Home Construction Index	100	105.45	107.79	172.63	119.58	178.89

The following chart illustrates the Company’s relative TSR over the last one-, three- and five-year periods versus our defined executive compensation peer group as listed on page 29, including the impact of quarterly reinvestment of any dividends.

Pay for Performance

Our executive compensation program is designed (1) to reward executives for producing sustainable growth and improving shareholder returns consistent with PulteGroup’s strategy and (2) to align compensation with the long-term interests of our shareholders. The Committee strongly believes that executive compensation—both pay opportunities and pay actually realized—should be at-risk and tied to Company performance relative to the Company’s goals. For example, beginning in 2014, the Company has incorporated a TSR performance metric into its annual equity grant. In addition, consistent with its practice in previous years, the Committee designed the 2019 executive compensation program so that variable pay elements (annual incentive awards, restricted share units and performance-based awards) constitute a significant portion of our total executive pay opportunities at target levels. The following charts demonstrate the variable pay elements as compared to the targeted annual compensation of our named executive officers. These charts demonstrate that the variable pay elements comprised at least 87% of the targeted annual compensation for our President and Chief Executive Officer and, on average, 72% of the targeted annual compensation for the other named executive officers.

CEO 2019 Total Direct Compensation*

NEO 2019 Total Direct Compensation*

* As described further below in the section titled “Annual Incentive Compensation”, no Growth Incentive Pool payouts were made with respect to 2019.

Key Executive Compensation Decisions and Actions

We are committed to having strong governance standards with respect to our executive compensation program, policies and practices. Consistent with this focus, we maintain the following policies and practices that we believe demonstrate our commitment to executive compensation best practices.

WHAT WE DO		WHAT WE DO NOT DO

✓	Meaningful share ownership guidelines	✗	No excessive perquisites

✓	Compensation and Management Development Committee comprised entirely of independent directors	✗	Plan prohibits granting discounted stock options

✓	Clawback policy	✗	No service-based defined benefit pension plan

✓	Pay for performance—CEO pay approximately 87% at-risk	✗	No automatic single-trigger vesting of equity awards upon a change-in-control

✓	Independent, 3rd party compensation consultant	✗	No dividends or dividend equivalents paid on unearned performance-based equity awards

✓	Annual say-on-pay vote	✗	Plan prohibits re-pricing of underwater stock options

✓	Market comparison of executive compensation against a relevant peer group	✗	Prohibition on hedging and pledging Company securities

✓	Multi-year vesting schedule for equity awards	✗	No change-in-control tax gross-ups for named executive officers

✓	Shareholder engagement

Shareholder Feedback

In its compensation review process, the Committee considers whether our executive compensation and benefits program serves the interests of our shareholders. In that respect, as part of its on-going review of our executive compensation program, the Committee considered the approval by approximately 96% of the votes cast for the Company’s “say on pay” vote at our 2019 Annual Meeting of Shareholders. The Committee was pleased with this favorable outcome and interpreted this level of support as an endorsement by our shareholders of our executive compensation program and policies and did not make changes to our executive compensation program in response to the 2019 “say on pay” vote. The Committee values continuing and constructive feedback from our shareholders on compensation, and Messrs. Blair, Marshall, Sheldon, and O’Shaughnessy, among other board members and executive officers, have discussed the Company’s executive compensation program with various shareholders and have shared this shareholder feedback with the Committee. The Committee will continue to monitor our executive compensation program and, as it deems appropriate, engage with our shareholders and take into account shareholder input.

Named Executive Officers

For 2019, our named executive officers were:

Name	Title
Ryan R. Marshall	President and Chief Executive Officer
Robert T. O’Shaughnessy	Executive Vice President and Chief Financial Officer
John J. Chadwick	Executive Vice President and Chief Operating Officer
Todd N. Sheldon	Executive Vice President, General Counsel and Corporate Secretary
Stephen P. Schlageter	Senior Vice President, Strategy and Operations

ESTABLISHING AND EVALUATING EXECUTIVE COMPENSATION

Executive Compensation Philosophy

To align the Company’s incentive compensation program with the Company’s overall executive compensation philosophy, the Committee has adopted the following compensation philosophy and guiding principles:

Our Executive Compensation Philosophy

Our overall compensation philosophy applicable to named executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company through fluctuating business cycles, provide them with incentives to achieve our strategic, operational and financial goals, increase shareholder value and reward long-term financial success.

Guiding Principles

•  Providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in related industries.

•  Fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay.

•  Aligning the long-term interests of our executives with those of our shareholders.

•  Requiring our executives to own significant levels of Company shares.

•  Balancing cash compensation with equity compensation so that each executive has a significant personal financial stake in the Company’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity-based compensation).

•  Balancing short-term compensation with long-term compensation to focus our senior executives on the achievement of both operational and financial goals and longer-term strategic objectives.

Key Factors in Setting 2019 Compensation

In establishing and evaluating our 2019 executive compensation program, the Committee, in consultation with our Chief Executive Officer, considered the following key factors:

•	Overall Company performance and specific financial results relative to incentive performance goals established by the Committee in February 2019;

•	Competitive pay practices (evaluated based on market comparisons and recommendations of the Committee’s independent compensation consultant);

•	Individual performance of each of our named executive officers;

•	Historical equity grants;

•	Tally sheets presenting the potential compensation for each of our named executive officers based on equity grant values and performance levels under our incentive compensation programs; and

•	Our ability to retain and motivate key talent.

Market Comparisons

While the Committee considers relevant market pay practices when setting executive compensation, it does not believe that it is appropriate to establish compensation levels based only on market practices. The Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels, as well as the overall business environment and the role and contributions of each individual. Accordingly, the review of peer information is one of many factors the Committee considers in determining compensation levels. For each element of compensation, the Committee reviews market data (i.e., peer group and survey data) to evaluate target compensation levels, while also considering the expanded responsibilities of some of our named executive officers as compared to the peer group, revenue size relative to the peer group, our historical compensation practices, the overall mix of our compensation elements being weighted more heavily toward long-term and equity-based compensation, management ownership and financial performance. Other factors that influence the amount of compensation awarded include an individual’s experience and past performance inside or outside the Company, compensation history, role and responsibilities within the Company, tenure with the Company and associated institutional knowledge, long-term potential with the Company, contributions derived from creative and innovative thinking and leadership and industry expertise.

The Committee believes that the Company’s peer group should reflect the industry in which the Company competes for business and executive talent. Accordingly, the Company’s peer group includes companies meeting the following criteria: (i) companies within, or operating in an industry similar to, the home-building industry and (ii) companies of similar size in terms of revenue or market capitalization (generally 1/2 to 2 times the Company’s revenue and market capitalization). In evaluating companies to include in our peer group, the Committee also reviewed the say-on-pay history for each of the companies to understand the alignment of the executive compensation programs at those companies with the interests and views of the shareholders of such companies. The peer group used for evaluating 2019 compensation decisions consisted of the companies below. This group is the same peer group that was used for evaluating 2018 compensation decisions.

D.R. Horton, Inc.	Mohawk Industries, Inc.
KB Home	NVR, Inc.
Lennar Corporation	Owens Corning
Masco Corporation	Taylor Morrison Home Corporation
M.D.C. Holdings, Inc.	Toll Brothers, Inc.
Meritage Homes Corporation	USG Corporation*

*	USG Corporation will be removed from the Company’s 2020 peer group due to its 2019 acquisition by Gebr. Knauf KG.

In addition to reviewing compensation practices among the compensation peer group, the Committee believes it is important to review compensation practices within the general industry. The Company participates in and purchases a number of compensation surveys. With the assistance of Pearl Meyer for 2019, the Committee reviewed a blend of general industry and peer group survey data in establishing target compensation levels and evaluating whether our compensation policies are in line with market data. The 2019 survey data represented comparably-sized companies and similarly-situated executive positions from general industry sources. The Committee believes that the compensation practices at companies of this size are most relevant to the Committee’s decision-making process.

Based on Pearl Meyer’s competitive market analysis prepared for evaluating 2019 compensation decisions, the Committee found that each element of target compensation for the named executive officers was competitive with the market. In its analysis, Pearl Meyer noted that our target compensation was positioned appropriately within the competitive range of our peer group. As noted above, the Committee also considered the expanded responsibilities of some of our named executive officers as compared to the peer group, revenue size relative to the peer group, our historical compensation practices, the overall mix of our compensation elements being weighted more heavily toward long-term and equity-based compensation, management ownership and financial performance, as well as the other individual factors noted above.

Please see the section entitled “How We Make Executive Compensation Decisions” for a discussion of the decision-making process for determining executive compensation, including the roles of the Committee and executive officers, the role of the independent compensation consultant and the use of tally sheets.

EXECUTIVE COMPENSATION PROGRAM ELEMENTS

The Committee has designed the elements of the compensation program for the named executive officers to advance the operational objectives and the long-term strategies of the Company. The following table lists the material elements of our 2019 executive compensation program. The Committee believes that the design of the Company’s executive compensation program balances fixed and variable compensation elements and provides alignment with our short and long-term financial and operational priorities and shareholder interests through the annual and long-term incentive compensation programs. Our incentives are designed to drive overall corporate and individual performance, with compensation payouts varying from target based on actual performance against pre-established and communicated performance objectives.

Pay Element

	Salary	Annual Cash Incentive Awards	Performance-Based Awards	Restricted Share Units

Who Receives	All named executive officers

When Granted	Annually

Form of Delivery	Cash		Equity

Type of Performance	Short-term emphasis (fixed)	Short-term emphasis (variable)	Long-term emphasis (variable)

Performance Period	1 year	1 year	3-year vesting based on performance	3-year cliff vesting based on service

Why We Pay This Element	Provides base pay levels that are competitive with market practices to attract and retain top executive talent.	Provides annual incentive opportunities competitive with market practices to attract, motivate and retain top executive talent.	Provides equity incentives competitive with market practices in order to attract, motivate and retain top executive talent.
		Rewards executives for annual performance results relative to pre-established goals deemed critical to the success of the Company and its strategy and for year-over-year growth in pre-tax income.	Focuses executives on long-term performance of the Company.
		Focuses on key annual results that we believe will position the Company for success over time, in keeping with the interests of our shareholders.	Directly aligns interests of executives with those of our shareholders.
Retention of talent over performance / vesting period.

How Payout Determined	Responsibilities, individual performance and tenure, internal equity, market data and recommendations from the Committee’s independent compensation consultant.	Annual Program Component: Participants are eligible to receive a cash payout ranging from 0% - 200% of target based on the achievement of corporate goals.	Participants are eligible to receive Company common shares, with vesting levels ranging from 0% - 200% of target based on the achievement of corporate goals.	Market practice and individual performance.
		Growth Incentive Pool Component: Incentive pool funded based on pre-tax income growth as compared to 2018, with Growth Incentive Pool allocations established by the Committee at the beginning of 2019.	Market practice, individual performance and Company performance over the 2019-2021 performance period.

Performance Measures	Individual	Pre-tax income Adjusted operating margin	Relative TSR ROIC Adjusted operating margin	Share price

Base Salary

The Committee determines the appropriateness of executives’ base salaries by considering the responsibilities of their positions, their individual performance and tenure, a comparison to the base salary levels of executives in the compensation peer group and the general industry compensation surveys and the recommendations of the Committee’s independent compensation consultant, as described below. Base salary increases are considered annually and are based upon both individual and Company performance in the prior year; however, historically the Committee has not had a practice of regularly adjusting base salaries for our executive officers on an annual basis.

In 2019, the Committee increased the base salaries of Messrs. Marshall and Sheldon from $950,000 to $1,000,000 and $475,000 to $500,000, respectively, in order to further align their base salaries with the market data and to reflect individual performance and each executive’s tenure within his position. In addition, in connection with his promotion to Executive Vice President and Chief Operating Officer, the Committee increased the base salary of Mr. Chadwick from $475,000 to $600,000 to align with the market data and the Company’s internal pay equity.

The table below sets forth the 2018 and 2019 base salary levels for each of our named executive officers.

Named Executive Officer	2018 Base Salary	2019 Base Salary
Ryan R. Marshall	$950,000	$1,000,000
Robert T. O’Shaughnessy	$750,000	$750,000
John J. Chadwick	$475,000	$600,000
Todd N. Sheldon	$475,000	$500,000
Stephen P. Schlageter	$500,000	$500,000

Annual Incentive Compensation

We provide annual incentive compensation in order to motivate and reward our named executive officers for achieving short-term performance objectives. Annual incentive compensation is intended to be a significant component of an executive’s total compensation opportunity in a given year, helping create a “pay-for-performance” culture. Consistent with 2018, in 2019 there were two components to the Company’s annual incentive compensation program. For the first component, the Committee established a 2019 Annual Incentive Program (the “Annual Program” or the “2019 Annual Program”) similar to its historical approach, with payouts determined based on the Company’s performance against pre-established financial performance goals. This component is designed to reward progress against the achievement of the Company’s annual operating plan. As it did in 2018, the Committee also established an annual incentive pool (the “Growth Incentive Pool”), with funding based on the Company’s pre-tax income growth as compared to 2018. The Growth Incentive Pool is designed to reward growth and to be aligned with the interests of the Company’s shareholders, with management experiencing higher payouts in times of growth for the Company and receiving diminished or no payouts during more challenging times. We believe that the Growth Incentive Pool directly incentivizes year-over-year growth, an essential element of our strategy, without regard to the Company’s annual budget (which may not project growth in a given year given the cyclical nature of the homebuilding industry). The Annual Program and Growth Incentive Pool are described in further detail below.

2019 Annual Program

The financial measures used to assess corporate performance were pre-tax income and adjusted operating margin, each weighted equally. Pursuant to the terms of the Annual Program, each performance goal is measured independently of the other performance goal, and payouts are determined based on the weighted average result of the performance goals, with a potential payout ranging from 0% to 200% of the participant’s target opportunity. The Committee believes that the 2019 Annual Program performance metrics were meaningful measures of 2019 performance because these metrics increase the focus of participants on profitability and are tied to our strategy with respect to shareholder value creation.

The Committee established the payout formula for performance objectives to encourage strong, focused performance. Given the difficult economic and market conditions in the second half of 2018, as well as market expectations for 2019, target payout level was set in anticipation of a difficult operating environment in 2019. The target payout level was set at levels consistent with the Company’s Board-approved budget and designed to be achievable with strong management performance, while payout at the maximum level was designed to be very difficult to achieve. At the time the 2019 Annual Program performance metrics and requisite performance levels were established, the Committee believed that they were robust and would require a significant amount of effort by the named executive officers. The table below indicates the financial performance metrics and potential payouts with respect to the Company’s achievement of the 2019 Annual Program goals.

2019 Consolidated Goals ($ in 000s)(1)
	Weighting	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Performance Results	Achieved Payout	Weighted Payout
Pre-Tax Income	50%	$892,898	$1,116,123	$1,339,348	$1,466,146	200%	100.00%
Operating Margin %	50%	8.8%	11.8%	14.8%	13.8%	165%	82.50%
					Total % of Target:		182.50%

(1)	Payouts for performance between threshold and target payout levels and between target and maximum payout levels are calculated using straight line interpolation.

(2)

Pre-tax income represents Income Before Income Taxes as reported in the Company’s Annual Report, as adjusted to exclude the impact of certain items, including: certain incentive compensation, Company-wide restructuring costs as offset by savings associated with those restructuring efforts, changes in U.S. Generally Accepted Accounting Principles (“GAAP”), and certain land-related charges.

(3)

Adjusted operating margin represents the quotient of Home Sale Gross Margin less SG&A expenses (excluding certain incentive compensation, Company-wide restructuring costs as offset by savings associated with those restructuring efforts, changes in GAAP, and certain land-related charges) divided by Home Sale Revenues.

The table below indicates the award opportunities established by the Committee and the cash payout under the Annual Program applicable to the named executive officers. The Committee determined the target payout level for each of the named executive officers based on each named executive officer’s position within the Company, historical pay levels, the incentive pay for executives at companies in our compensation peer group, the general industry compensation surveys and the recommendations of the Committee’s independent compensation consultant. The only year-over-year changes to 2019 target award opportunities for the named executive officers were an increase in Mr. O’Shaughnessy’s target award opportunity from 100% to 113% of his base salary and an increase in Mr. Chadwick’s target award opportunity from $488,246 to $600,000 in connection with his promotion to Executive Vice President and Chief Operating Officer. These target award opportunity adjustments were made in order to further align the compensation of Messrs. O’Shaughnessy and Chadwick with the competitive market data and internal pay equity considerations.

Executive	Base Salary 2019	Target as a % of Salary(1)	Threshold(2)	Target	Maximum	Total Payout(2)
Ryan R. Marshall	$1,000,000	175%	$437,500	$1,750,000	$3,500,000	$3,193,750
Robert T. O’Shaughnessy	$750,000	113%	$212,500	$850,000	$1,700,000	$1,551,250
John J. Chadwick	$600,000	100%	$150,000	$600,000	$1,200,000	$1,095,000
Todd N. Sheldon	$500,000	100%	$125,000	$500,000	$1,000,000	$912,500
Stephen P. Schlageter	$500,000	100%	$125,000	$500,000	$1,000,000	$912,500

(1)

The Committee sets target opportunities under the Annual Program at whole dollar values. The amounts in this column reflect such target opportunities at the approximate percentage of each named executive officer’s base salary.

(2)

The threshold amount represents the minimum award that could be paid to the named executive officer upon the Company’s satisfaction of threshold performance for only one of the performance goals. As noted previously, each performance goal is measured independently of the other performance goals.

Growth Incentive Pool

As it did in 2018, in 2019 the Committee established a Growth Incentive Pool, the size of which was dependent on pre-tax income growth over 2018. The Committee approved the Growth Incentive Pool in order to recognize and incentivize the efforts to be taken to achieve pre-tax income growth and to further align the interests of the participants with the interests of the Company’s shareholders. For purposes of the Growth Incentive Pool, pre-tax income was calculated in the same manner as described above with respect to the 2019 Annual Program. The Committee approved the following allocations from the Growth Incentive Pool with respect to each named executive officer: Mr. Marshall – 24%; Mr. O’Shaughnessy – 14%; Mr. Chadwick – 15%; Mr. Sheldon – 6%; and Mr. Schlageter – 4%, with the percentage based on the incentive funds, if any. In 2019, the Company’s pre-tax income did not increase as compared to 2018 and, therefore, no payouts were made under the Growth Incentive Pool.

Long-Term Incentive Compensation

Annual Performance-Based awards

In order to provide management with incentives to achieve our long-term goals, the Committee continued its prior practice of granting performance-based equity awards under a long-term incentive program (or “LTI Program”). During 2019, each named executive officer was granted an aggregate award opportunity in the form of share-settled performance-based awards under the LTI Program for the 2019-2021 performance period. During the fiscal year ended December 31, 2019, the 2019-2021, 2018-2020 and 2017-2019 performance periods were outstanding under the LTI Program. The Committee designed the LTI Program to have overlapping performance periods to address the cyclical nature of the homebuilding industry. These overlapping performance periods provide the Committee with the flexibility to address circumstances within our industry as well as the general economic and market conditions at the time the targets are set. In addition to these performance criteria, awards under the LTI Program are also contingent on continued service through the performance period.

2019-2021 LTI Program

In 2019, the Committee approved performance-based awards for the 2019-2021 LTI Program that vest based on (i) the Company’s TSR performance relative to the TSR of the Company’s Performance Peer Group, as described below, (ii) the Company’s ROIC performance and (iii) the Company’s adjusted operating margin performance, with each goal weighted equally. These performance measures were deemed by the Committee to be effective long-term measures of performance reflective of our success in executing on our long-term business plan and aligning the executives’ interests with the interests of shareholders.

The Committee utilized adjusted operating margin as an element in both the Company’s Annual Program and 2019-2021 LTI Program in recognition that this measure is viewed as a core driver of the Company’s performance and shareholder value creation. In designing the Company’s executive compensation program, the Committee supplemented the use of adjusted operating margin with additional performance measures in order to strike an appropriate balance with respect to incentivizing top-line growth, profitability and shareholder returns over both the short-term and long-term horizons.

For purposes of the 2019-2021 LTI Program, the Company is required to achieve a TSR equal to the 75th percentile of the Performance Peer Group over the three-year performance period in order to earn target vesting, with no payout for bottom quartile performance. To measure relative TSR performance, the Committee approved a Performance Peer Group consisting of the homebuilders in the Company’s compensation peer group – namely, D.R. Horton, Inc.; KB Home; Lennar Corporation; M.D.C. Holdings, Inc.; Meritage Homes Corporation; NVR, Inc.; and Toll Brothers, Inc. The Committee determined that this was an appropriate measure of performance as the members of the Performance Peer Group were also subject to the cyclical nature of the homebuilding industry.

The Committee established the payout formula for the ROIC and adjusted operating margin performance objectives to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the target payout levels were designed to be achievable with strong performance, while payouts at the maximum performance levels were designed to be very difficult to achieve. Under the 2019-2021 LTI Program, ROIC and adjusted operating margin are defined as follows:

•

ROIC is defined as (i) consolidated earnings before interest and taxes (adjusted to exclude the expense related to certain incentive compensation, intangible impairments, Company-wide restructuring costs as offset by savings associated with those restructuring efforts, changes in GAAP, gain or loss on debt retirements, adjustments to Pulte Financial Services reserves relating to mortgage origination and other legacy mortgage exposures prior to January 1, 2012, and certain land-related charges), divided by (ii) consolidated shareholders’ equity plus homebuilding debt (each as adjusted to exclude consolidated deferred taxes, internal mortgage company debt and changes in GAAP).

•

Adjusted operating margin represents the quotient of (i) Home Sale Gross Margin less SG&A expenses (excluding certain incentive compensation, Company-wide restructuring costs as offset by savings associated with those restructuring efforts, changes in GAAP, and certain land-related charges) divided by (ii) Home Sale Revenues.

The table below shows the award opportunities established by the Committee relating to the 2019-2021 LTI Program. The award opportunities under the 2019-2021 LTI Program did not change as compared to 2018 for the named executive officers other than Messrs. Marshall and Chadwick. For the 2019-2021 LTI Program, Mr. Marshall’s target award opportunity increased from $2,300,000 to $2,500,000 and Mr. Chadwick’s target award opportunity increased from $262,500 to $650,000 to further align their compensation levels with the competitive market data and, in the case of Mr. Chadwick, in connection with his promotion to Executive Vice President and Chief Operating Officer.

Actual settlement of the awards will be determined after the end of the three-year performance period based on the Company’s relative TSR, ROIC and adjusted operating margin performance during that time. Under the award agreements, the 2019-2021 LTI Program awards will be settled in Company common shares, except that the award will be settled in any combination of Company common shares and cash if (i) the fair market value of a Company common share is less than $5.00 on December 31, 2021 (or the date of termination of employment due to death or disability) or (ii) the Company does not have a sufficient number of available shares under the Company’s stock incentive plan in effect at the time of the settlement of the award.

Award Opportunity Under 2019-2021 LTI Program

Executive	Base Salary(1)	Target as % of Salary(2)	Threshold	Target	Maximum
Ryan R. Marshall	$1,000,000	250%	$1,250,000	$2,500,000	$5,000,000
Robert T. O’Shaughnessy	$750,000	110%	$412,500	$825,000	$1,650,000
John J. Chadwick(3)	$600,000	108%	$325,000	$650,000	$1,300,000
Todd N. Sheldon	$500,000	60%	$150,000	$300,000	$600,000
Stephen P. Schlageter	$500,000	55%	$137,500	$275,000	$550,000

(1)	Base salary was measured as of the first day of the performance period or, in the case of Mr. Chadwick, at the time of his promotion.

(2)

The Committee sets target opportunities under the LTI Program at whole dollar values. The amounts in this column reflect such target opportunities at the approximate percentage of each named executive officer’s base salary.

(3)

In connection with his promotion to Executive Vice President and Chief Operating Officer, in March 2019, Mr. Chadwick’s target performance-based award under the 2019-2021 LTI Program was increased by $387,500.

Outstanding Performance Based Equity Awards

The 2018-2020 LTI Program remains outstanding and will be settled following the completion of the three-year performance period, based on (i) the Company’s TSR performance relative to the TSR of the Performance Peer Group, (ii) the Company’s ROIC performance, and (iii) the Company’s adjusted operating margin performance, with each goal weighted equally.

During 2019, the 2017-2019 LTI Program concluded, with each named executive officer vesting at 104.19% of their target award pursuant to the terms of the 2017-2019 LTI Program. The table below indicates the performance metrics and achievement levels with respect to the 2017-2019 LTI Program goals.

2017-2019 LTI Program Consolidated Goals(1)
	Weighting	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Performance Results	Achieved Payout (of target)	Weighted Payout
Relative TSR(2)	33.34%	25th percentile	75th percentile	Ranked 2nd or greater in peer group	Ranked 4th in peer group	90%	30.06%
ROIC(3)	33.33%	16.50%	21.23%	24.23%	21.60%	112.23%	37.37%
Adjusted Operating Margin(4)	33.33%	10.33%	13.33%	16.33%	13.64%	110.38%	36.76%
					Total % of Target:		104.19%

(1)	Payouts for performance between threshold and target payout levels and between target and maximum payout levels are calculated using straight line interpolation.

(2)	Measured relative to the Performance Peer Group. CalAtlantic Group, Inc. was originally included in the Performance Peer Group but was removed due to its 2018 acquisition by Lennar Corporation.

(3)

ROIC is defined as (i) consolidated earnings before interest and taxes (adjusted to exclude the expense related to certain incentive compensation, intangible impairments, Company-wide restructuring costs as offset by savings associated with those restructuring efforts, changes in GAAP, gain or loss on debt retirements, adjustments to Pulte Financial Services reserves relating to mortgage origination and other legacy mortgage exposures prior to January 1, 2012, and land-related charges and land sale gains related to land acquired prior to January 1, 2012), divided by (ii) consolidated shareholders’ equity plus homebuilding debt (each as adjusted to exclude deferred taxes, internal mortgage company debt, changes in GAAP, and changes from planned share repurchase levels).

(4)

Adjusted operating margin represents the quotient of Home Sale Gross Margin, less SG&A expenses (excluding certain incentive compensation, land impairments on assets acquired prior to January 1, 2012, certain restructuring expenses impacting SG&A as offset by savings associated with those restructuring efforts, changes to receivables and reserves for construction defect matters and changes in GAAP impacting operating margin) divided by Home Sale Revenues.

Special Award to Mr. Chadwick

In connection with his promotion to Executive Vice President and Chief Operating Officer, in March 2019, the Committee approved a restricted share unit award valued at $387,500 on the grant date, which will vest in its entirety on the third anniversary of the grant date subject to Mr. Chadwick’s continued employment through the vesting date. The Committee determined the size of the award based on market data and the Company’s historical compensation practices.

Annual Restricted Share Unit Awards

In addition to the long-term incentive opportunities granted under the Company’s LTI Program, we make annual grants of service-based equity to named executive officers as a means of furthering the linkage between an executive’s long-term incentive compensation and shareholder value. We seek to provide a significant portion of total compensation to named executive officers in the form of equity compensation. We believe that equity awards:

•	Balance the overall compensation program by providing an appropriate mix of equity and cash compensation;

•	Properly focus executives on long-term value creation for shareholders; and

•	Encourage executive retention, particularly through fluctuating business cycles.

Our philosophy is to award equity grants to our named executive officers in amounts that reflect market data, the participant’s position, the participant’s ability to influence our overall performance, and individual performance based on a review of results during the prior year against pre-determined objectives such as operational efficiency, employee engagement, and retention and development of key talent. In addition, the Committee considers historical grant practices and market compensation levels in determining grants for individual executives.

The Committee believes that the annual equity grants to the named executive officers should be determined after a review of the Company’s financial statements for a full year. As a result, all annual equity awards are expected to be granted on the date of the regular Board meeting to be held in February of the following year.

In determining the annual equity grants for 2019 performance (which were granted in February 2020), the Committee considered the following: (i) the Company’s historical year-over-year compensation practices, including historical grant levels; (ii) total compensation earned by the named executive officers; (iii) a peer group analysis conducted by the Committee’s independent compensation consultant of the compensation of executive officers holding comparable positions at the companies within the compensation peer group; and (iv) the Company’s objective to provide a majority of executive incentives based on long-term Company performance.

As set forth in the table below for the named executive officers, in February 2020, the Committee granted the following awards in recognition of such named executive officer’s performance in 2019. The value of these awards is excluded from the 2019 Summary Compensation Table, which reflects the value of the equity awards granted in 2019 in recognition of the named executive officers’ performance in 2018. The February 2020 grant levels generally increased as compared to the February 2019 grant levels in recognition of individual performance and based on a review of market data.

	Time-Based Restricted Share Units(1)
Executive	#	Value(2)
Ryan R. Marshall	67,409	$3,000,038
Robert T. O’Shaughnessy	20,785	$925,036
John J. Chadwick	15,729	$700,019
Todd N. Sheldon	8,988	$400,011
Stephen P. Schlageter	6,180	$275,041

(1)	These equity awards were granted in 2020 and, accordingly, are excluded from the 2019 Summary Compensation Table.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Other Compensation Elements and Practices

Executive Severance Policy

The Committee has adopted the PulteGroup, Inc. Executive Severance Policy, which provides for severance benefits ranging from one times base salary to two times base salary, depending on the length of service with the Company and the executive’s position at the time of a qualifying termination of employment. The Committee also has adopted the PulteGroup, Inc. Retirement Policy, which establishes administrative guidelines for the treatment of outstanding equity and long-term incentive awards following an employee’s qualifying retirement. The Committee believes that these policies help us accomplish our compensation philosophy of attracting and retaining exemplary talent and reduce the need to negotiate individual severance arrangements with new and departing executives.

While these policies reduce the need to negotiate individual severance provisions, the Committee recognizes that under certain circumstances individual severance arrangements may be desirable or beneficial to the Company. Pursuant to the Company’s Executive Severance Policy, the Company is prohibited from entering into a severance agreement with a senior executive of the Company without shareholder approval if such agreement would provide for specified benefits exceeding 2.99 times the sum of (a) the senior executive’s annual base salary as in effect immediately prior to termination of employment and (b) the senior executive’s target annual bonus in the fiscal year in which the termination of employment occurs. Benefits excluded from this policy are (i) the value of any accelerated vesting of any outstanding equity-based award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (ii) a pro-rata portion of the value of any accelerated vesting of any outstanding long-term cash-based incentive award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (iii) compensation and benefits for services rendered through the date of termination of employment, (iv) any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives and (v) payments that are required by the Company’s By-laws regarding indemnification and/or a settlement of any claim made against the Company. The policy is available for viewing on our website at www.pultegroup.com.

Benefits

Named executive officers participate in employee benefit plans on the same terms as generally available to all employees. In addition, each of the named executive officers is eligible to participate in our Financial Counseling Reimbursement Plan and our Health Exam Reimbursement Plan. The named executive officers, as well as other Company executives, may also participate in the Company’s Non-Qualified Deferral Program, under which they may elect to defer the receipt of their annual incentive cash awards. This plan is discussed further under the section “2019 Non-Qualified Deferred Compensation Table.” We do not have a defined benefit pension plan.

Clawback Policy

The Committee has adopted a clawback policy with respect to the Annual Program, Growth Incentive Pool, LTI Program, and equity grants. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award, or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct.

Prohibition Against Pledging and Hedging of Company Securities

To further enhance the linkage between executives’ long-term incentive compensation and shareholder value, the Company’s insider trading policy prohibits directors and executive officers from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, with respect to their Company security holdings. See page 16 for further information regarding the Company’s anti-hedging policy. Additionally, under the Company’s insider trading policy, directors and executive officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, as such arrangements could result under some circumstances in a margin sale or foreclosure sale occurring at a time when the director or executive officer is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. The policy is available for viewing on our website at www.pultegroup.com.

Share Ownership Guidelines

To align our executives’ interests with those of our shareholders and to assure that our executives own meaningful levels of Company common shares throughout their tenures with the Company, our executive officers are subject to share ownership guidelines adopted by the Committee. The share ownership guidelines require, within a five-year period from date of hire, promotion or determination that a position is subject to Section 16 of the Exchange Act, the Chief Executive Officer to own Company common shares equal in value to at least six times his base salary and each of the other named executive officers to own Company common shares equal to at least three times their respective base salary. Included in the definition of share ownership are restricted shares and restricted share units, any Company common shares owned outright (including the value of restricted shares that have vested at the higher of the current market price or the share price on the date of vesting), common shares in any Company benefit plan, and the intrinsic value of vested in-the-money stock options. Unvested shares and underwater stock options do not count towards meeting share ownership guidelines. As of the record date, all of the named executive officers have met or, within the applicable period, are expected to meet the share ownership guidelines.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

The Compensation and Management Development Committee

The Committee establishes our executive compensation philosophies and oversees the development and implementation of our executive compensation program. The Committee operates under a written charter adopted by the Committee. A copy of the charter is available at www.pultegroup.com. In general, the scope of the Committee’s authority is determined by the Board of Directors, or established by formal incentive plan documents. The fundamental responsibilities of the Committee include the following with respect to our senior executives:

•	Establish compensation-related performance objectives to determine annual and long-term incentive compensation;

•	Establish individual performance goals and objectives for the Chief Executive Officer and evaluate the job performance of the Chief Executive Officer in light of those goals and objectives;

•	Evaluate the job performance of the other named executive officers;

•

Annually review and approve compensation levels for our Chief Executive Officer and other named executive officers, with input from the independent members of the Company’s Board of Directors in establishing compensation levels for our named executive officers (including our Chief Executive Officer);

•	Administer the Company’s equity compensation;

•	Develop and review succession plans for the Chief Executive Officer position, including assessing and creating development plans for internal talent;

•	Review succession planning, leadership development programs, diversity representation and bench strength for all other senior executive positions; and

•	Annually review the potential risks associated with our compensation program.

Information on the Committee’s processes and procedures for consideration of executive compensation are addressed under “Committees of the Board of Directors—Compensation and Management Development Committee” above.

The Committee is currently comprised of Mr. Richard W. Dreiling, Ms. Cheryl W. Grisé, Mr. Scott F. Powers and Mr. William J. Pulte. Mr. Powers currently serves as the Committee Chair.

Each current member of the Committee qualifies as an independent director under NYSE listing standards and our Corporate Governance Guidelines.

Independent Compensation Consultant

Prior to May 2019, Pearl Meyer provided executive and director compensation consulting services to the Committee. In May 2019, the Committee replaced Pearl Meyer with Semler Brossy. For purposes of this CD&A, Pearl Meyer and Semler Brossy are collectively referred to as the “compensation consultant.” The compensation consultant is retained by and reports to the Committee and participates in Committee meetings, as requested by the Committee. The compensation consultant also:

•	Participates in the design of our executive compensation program to help the Committee evaluate the linkage between pay and performance;

•	Provides and reviews market data and advises the Committee on setting executive compensation and the competitiveness and reasonableness of our executive compensation program;

•	Reviews and advises the Committee regarding the elements of our executive compensation program, equity grant and dilution levels, each as relative to our peers;

•	Reviews and advises the Committee regarding individual executive pay decisions;

•	Reviews and advises the Committee with respect to new compensation plans and programs;

•	Reviews and advises the Committee regarding regulatory, disclosure and other technical matters; and

•	Reviews and advises the Committee regarding our compensation risk assessment procedures.

During 2019, the compensation consultant did not provide any other services to the Company.

Role of Executive Officers

As noted above, the Committee is responsible for all compensation decisions for our senior executives (which include the named executive officers). During 2019, our most senior human resources officer worked with the Committee Chair to establish meeting agendas and to determine whether any members of the Company’s management or outside advisors should attend meetings.

Our Chief Executive Officer annually reviews the performance of each member of senior management (other than his own performance). Recommendations based on these reviews, including salary adjustments, annual bonuses and equity grants, are presented to the Committee. Decisions regarding salary adjustments, annual bonuses and equity grants for the Chief Executive Officer are made by the Committee. All decisions for 2019 made with respect to the named executive officers other than the Chief Executive Officer were made after deliberation with Mr. Marshall.

At various times during the year, at the request of the Committee, Ryan R. Marshall, the President and Chief Executive Officer of the Company; Robert T. O’Shaughnessy, the Executive Vice President and Chief Financial Officer of the Company; and Todd N. Sheldon, the Executive Vice President, General Counsel and Corporate Secretary of the Company, attended Committee meetings, or portions of Committee meetings, to provide the Committee with information regarding our operational performance, financial performance or other topics requested by the Committee to assist the Committee in making its compensation decisions.

Use of Tally Sheets

The Committee reviews tally sheets, prepared by management and reviewed by the compensation consultant, which present comprehensive data on the total potential compensation for each of the named executive officers based on various equity grant values and performance levels under our incentive compensation programs. The tally sheets provide the Committee with a framework of potential minimum and maximum compensation levels that each named executive officer may earn under our executive compensation program. While the tally sheets provide a framework for the Committee, they are not determinative of the elements or amounts of compensation paid.

2020 COMPENSATION DECISIONS

At its February 2020 meeting, the Committee took the following actions with respect to 2020 compensation matters:

•

Base Salary. The Committee approved 2020 base salaries for the named executive officers. The only change to 2020 base salaries was with respect to Mr. Chadwick, whose base salary increased from $600,000 to $700,000.

•

Annual Incentive Compensation. The Committee also approved the performance metrics and target award opportunities under the 2020 Annual Program, with the performance metrics remaining the same as the 2019 Annual Program. The Committee approved increases in the target award opportunities for Messrs. Marshall, O’Shaughnessy and Chadwick, as follows: Mr. Marshall, target increased from $1,750,000 to $2,000,000; Mr. O’Shaughnessy, target increased from $850,000 to $900,000; and Mr. Chadwick, target increased from $600,000 to $700,000.

•

Long-Term Incentive Compensation. The Committee approved the grant of performance-based awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements and service-based restricted share unit awards. The Committee also approved relative TSR performance, as measured against the Performance Peer Group, ROIC and adjusted operating margin as the performance metrics under the 2020-2022 LTI Program. The Committee approved changes to award opportunities under the 2020-2022 LTI Program for the named executive officers as follows: Mr. Marshall, target increased from $2,500,000 to $3,000,000; Mr. O’Shaughnessy, target increased from $825,000 to $925,000; Mr. Chadwick, target increased from $650,000 to $700,000; and Mr. Sheldon, target increased from $300,000 to $400,000.

COMPENSATION AND MANAGEMENT DEVELOPMENT

COMMITTEE REPORT

The Compensation and Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Scott F. Powers, Chair Richard W. Dreiling Cheryl W. Grisé William J. Pulte

2019 EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The table below sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers as of December 31, 2019 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Ryan R. Marshall	2019	$990,385	—	$5,000,013	$3,193,750	$728	$31,189	$9,216,065
President and CEO	2018	$942,308	—	$4,600,004	$4,228,697	$1,090	$21,162	$9,793,261
	2017	$900,000	—	$3,250,002	$1,606,500	$1,146	$14,199	$5,771,847

Robert T. O’Shaughnessy	2019	$750,000	—	$1,650,012	$1,551,250	—	$18,356	$3,969,618
EVP & CFO	2018	$750,000	—	$1,650,009	$2,122,766	—	$11,315	$4,534,090
	2017	$750,000	—	$1,600,014	$892,500	—	$13,944	$3,256,458

John J. Chadwick	2019	$569,231	—	$1,300,034	$1,095,000	—	$15,579	$2,979,844
EVP COO

Todd N. Sheldon	2019	$496,154	—	$600,024	$912,500	—	$16,708	$2,025,386
EVP GC & Corp Secretary	2018	$475,000	—	$600,001	$1,150,096	—	$15,499	$2,240,596
	2017	$365,385	$300,000	$1,200,004	$535,500	—	$10,916	$2,411,805

Stephen P. Schlageter	2019	$500,000	—	$550,022	$912,500	—	$16,310	$1,978,832
SVP Strategy and Operations	2018	$500,000	—	$550,023	$1,053,647	—	$13,875	$2,117,545

(1)

The amounts reported in this column for 2019 are awards granted pursuant to the Company’s 2013 Stock Incentive Plan and are valued based on the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December 31, 2019. The amounts included in the Stock Awards column for the share-settled performance-based awards granted during 2019 to each of the named executive officers are calculated based on the probable satisfaction of the performance conditions for such awards. Assuming the highest level of performance is achieved for these performance-based awards, the maximum value of these awards at the grant date would be as follows: Mr. Marshall—$5,000,000; Mr. O’Shaughnessy—$1,650,000; Mr. Chadwick—$1,300,000; Mr. Sheldon—$600,000; and Mr. Schlageter—$550,000.

(2)	For 2019, the amounts reflect the actual payouts received under the Annual Program.

(3)

Amounts in this column consist of the cost of financial planning services reimbursed for each of the named executive officers, life insurance premiums for each of the named executive officers and a Company match of $11,200 under the Company’s 401(k) plan.

2019 Grants of Plan-Based Awards Table

The following table sets forth information concerning award opportunities under our LTI Program and grants under the 2013 Stock Incentive Plan to the named executive officers during the fiscal year ended December 31, 2019.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
	Grant Date	Threshold	Target	Maximum	Threshold ($)	Target ($)	Maximum ($)
Ryan R. Marshall		$437,500	$1,750,000	$3,500,000
	2/6/2019				$1,250,000	$2,500,000	$5,000,000		$2,500,000
	2/6/2019							93,093	$2,500,013
Robert T. O’Shaughnessy		$212,500	$850,000	$1,700,000
	2/6/2019				$412,500	$825,000	$1,650,000		$825,000
	2/6/2019							30,721	$825,012
John J. Chadwick		$150,000	$600,000	$1,200,000
	2/6/2019				$131,250	$262,500	$525,000		$262,500
	2/6/2019							9,775	$262,508
	3/21/2019				$193,750	$387,500	$775,000		$387,500
	3/21/2019							14,825	$387,526
Todd N. Sheldon		$125,000	$500,000	$1,000,000
	2/6/2019				$150,000	$300,000	$600,000		$300,000
	2/6/2019							11,172	$300,024
Stephen P. Schlageter		$125,000	$500,000	$1,000,000
	2/6/2019				$137,500	$275,000	$550,000		$275,000
	2/6/2019							10,241	$275,022

(1)

Consists of award opportunities under the Annual Program. For each of our named executive officers, the performance goals under the Annual Program were pre-tax income and adjusted operating margins. See the “Annual Incentive Compensation” section of the CD&A for further information regarding the Annual Program. As noted in the CD&A, during 2019, each named executive officer was eligible to receive a payout under the Growth Incentive Pool based on the Company’s pre-tax income growth as compared to 2018. At the beginning of 2019, the Committee approved the following allocations with respect to the Growth Incentive Pool: Mr. Marshall—24%; Mr. O’Shaughnessy—14%; Mr. Chadwick—15%; Mr. Sheldon—6%; and Mr. Schlageter—4%, with the percentage based on the incentive funds, if any. As noted in the CD&A, there were no payouts under the 2019 Growth Incentive Pool. Because target amounts were not established, in accordance with SEC disclosure rules, no amounts are reflected in the table as the estimated payouts would have been zero based on 2019 performance.

(2)

Represents the award opportunities under the LTI Program relating to the Company’s performance for the 2019-2021 performance period. Payment of the award depends on the Company’s TSR performance compared to the Performance Peer Group, ROIC and adjusted operating margin, measured over the 2019-2021 performance period. The award will be settled in Company common shares in accordance with the terms of the underlying award agreements. Please see CD&A for further information regarding the award.

(3)

Consists of restricted share unit awards under the 2013 Stock Incentive Plan, which are scheduled to vest on the third anniversary of the grant date. During the restriction period, the named executive officers are entitled to receive dividends.

(4)

The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and, in the case of the share-settled performance-based awards, are valued based upon the probable outcome of the applicable performance conditions. Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December  31, 2019.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

The Company generally executes an offer of employment prior to the time an executive joins the Company that describes the basic terms of the executive’s employment, including his or her start date and initial compensation levels. None of the named executive officers has an employment contract with the Company.

Equity Awards

Service-based restricted share unit grants generally cliff vest three years from the anniversary of the grant date. During 2019, the Committee granted each named executive officer a share-settled performance-based award under the Company’s 2019-2021 LTI Program. Actual settlement of the share-settled performance-based award will be determined after the end of the three-year performance period based on the Company’s TSR performance relative to the Performance Peer Group, ROIC and adjusted operating margin measured over the 2019-2021 performance period. Under the award agreements, the 2019-2021 LTI Program will be settled in Company common shares, subject to potential settlement in cash in certain circumstances. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—2019-2021 Program.”

2019 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding unvested share awards held by each of the named executive officers at December 31, 2019. As of December 31, 2019, none of our named executive officers held any outstanding option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Ryan R. Marshall	244,929(3)	$9,503,246	247,422	$9,600,000
Robert T. O’Shaughnessy	95,383(4)	$3,700,861	85,051	$3,300,000
John J. Chadwick	44,551(5)	$1,728,579	46,391	$1,800,000
Todd N. Sheldon	33,698(6)	$1,307,483	30,927	$1,200,000
Stephen P. Schlageter	37,089(7)	$1,439,054	57,959	$2,248,829

(1)	Reflects the value using the closing share price at the 2019 fiscal year end of $38.80.

(2)

Includes stock-settled performance-based awards granted under the 2018-2020 and 2019-2021 LTI Programs that will vest on December 31, 2020 and December 31, 2021, respectively, following the completion of the three-year performance periods. These awards will be settled based on (i) the Company’s TSR performance relative to the TSR of the Performance Peer Group, (ii) the Company’s ROIC performance and (iii) the Company’s adjusted operating margin performance, with each goal weighted equally. In accordance with SEC executive compensation disclosure rules, these awards are being reported based on achieving the maximum performance goals with respect to both performance periods. For the 2018-2020 performance period, the named executive officers had outstanding stock-settled performance-based awards at maximum in the following amounts: Mr. Marshall—$4,600,000; Mr. O’Shaughnessy—$1,650,000; Mr. Chadwick—$500,000; Mr. Sheldon—$600,000; and Mr. Schlageter—$550,000,000. For the 2019-2020 performance period, the named executive officers had outstanding stock-settled performance-based awards at maximum in the following amounts: Mr. Marshall—$5,000,000; Mr. O’Shaughnessy—$1,650,000; Mr. Chadwick—$1,300,000; Mr. Sheldon—$600,000 and Mr. Schlageter $550,000. For Mr. Schlageter, this amount also includes shares subject to a performance-based award that was granted in 2017. The performance-based award will vest based on the achievement of performance goals relating to adjusted gross margin, selling, general and administrative expenses and adjusted operating margin over a five-year period.

(3)

This amount includes 76,327 restricted share units that vested on February 9, 2020, 75,509 restricted share units that are scheduled to vest on February 7, 2021 and 93,093 restricted share units that are scheduled to vest on February 6, 2022.

(4)

This amount includes 37,577 restricted share units that vested on February 9, 2019, 27,085 restricted share units that are scheduled to vest on February 7, 2021, and 30,721 restricted share units that are scheduled to vest on February 6, 2022.

(5)

This amount includes 11,743 restricted share units that vested on February 9, 2020, 8,208 restricted share units that are scheduled to vest on February 7, 2021, 9,775 restricted share units that are scheduled to vest on February 6, 2022 and 14,825 restricted share units that are scheduled to vest on March 21, 2022.

(6)

This amount includes 12,677 restricted share units that vested on March 20, 2020, 9,849 restricted share units that are scheduled to vest on February 7, 2021 and 11,172 restricted share units that are scheduled to vest on February 6, 2022.

(7)

This amount includes 12,330 restricted share units that vested on February 9, 2020, 9,029 restricted share units that are scheduled to vest on February 7, 2021 and 10,241 restricted share units that are scheduled to vest on February 6, 2022. This amount also includes 5,849 restricted stock units that vested on January 1, 2020, which represents the portion of Mr. Schlageter’s 2017 performance-based award that vested based on the achievement of the applicable performance goal during 2018.

2019 Option Exercises and Stock Vested Table

The following table provides information regarding the exercise of stock options and the vesting of share awards for each of the named executive officers during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Ryan R. Marshall	15,000	$232,650	124,978	$4,048,624
Robert T. O’Shaughnessy	—	—	72,571	$2,193,212
John J. Chadwick	—	—	22,679	$685,393
Todd N. Sheldon	—	—	20,740	$640,101
Stephen P. Schlageter	—	—	23,015	$698,430

(1)

Included in this column are restricted share units that vested on February 11, 2019, March 20, 2019 and September 8, 2019, with the value determined based on the number of restricted share units vesting multiplied by the average market value of the Company’s stock on the applicable vesting date. Also included in this column is the value of the performance-based awards that vested under the 2017-2019 LTI Program based on performance and service through December 31, 2019, with the value determined based on the average market value of the Company’s stock on December 31, 2019.

2019 Non-Qualified Deferred Compensation Table

The following table provides information regarding the Company’s Non-Qualified Deferral Program.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Ryan R. Marshall	—	—	$4,627	—	$107,233
Robert T. O’Shaughnessy	—	—	—	—	—
John J. Chadwick	—	—	—	—	—
Todd N. Sheldon	—	—	—	—	—
Stephen P. Schlageter	—	—	—	—	—

Non-Qualified Deferral Program

Pursuant to the Company’s Non-Qualified Deferral Program, certain executives, including each of our named executive officers, may defer awards earned under the Annual and LTI Programs. Deferral elections are made by executives prior to the beginning of the performance period in which awards are earned. Executives may elect to defer from 5% to a maximum of 90% of their incentive pay, with a minimum deferral amount of $10,000. The executive selects a deferral period that may range from two to twenty years. Payout period elections are restricted to either a lump-sum or annual installments over a period of up to ten years. In the event of death, permanent disability or termination from employment, any remaining deferral period is overridden with the payouts to occur as either a lump-sum or in two or three annual installments. Unfunded deferral accounts are credited with interest on a monthly basis. The annual interest rate is determined each January 1 for a period of one calendar year and is equal to the applicable yield on the five-year U.S. Treasury Note as of the first business day of January, plus 2%. The interest crediting rate for 2019 was 4.51%.

Potential Payments Upon Termination or Change in Control

The Committee has adopted an Executive Severance Policy, which provides for the payment of certain benefits to named executive officers and other eligible executives and key employees of the Company upon a qualifying termination of employment. Under the terms of the policy, a qualifying termination of employment is generally defined as a termination of employment other than due to cause, death, disability, resignation other than for constructive termination or as a result of a sale, spin-off, other divestiture, merger or other business combination where the executive obtains or is offered comparable employment with the resulting entity. In the event of a qualifying termination of employment, the Executive Severance Policy provides for the following severance benefits, subject to the executive’s timely execution of a release and restrictive covenant agreement:

•

Severance Pay. For named executive officers employed by the Company for five or more years as of the termination date, a severance payment equal to 1/12 of the executive’s base salary in effect as of the termination date, multiplied by 24. For named executive officers employed by the Company for less than five years as of the termination date, a severance payment equal to 1/12 of the executive’s base salary in effect as of the termination date, multiplied by 18. As of December 31, 2019, each of the named executive officers, other than Mr. Sheldon, was eligible to receive a multiple equal to 24. Mr. Sheldon was eligible to receive a multiple equal to 18 based on his March 2017 employment commencement date.

•	Bonus. The executive will receive a prorated bonus under the Annual Incentive Program for the year in which the termination occurs, calculated based on actual performance during the year.

•

Long-Term Incentive Plan Awards. The executive will be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period, based on actual performance during the period.

•

Continued Benefits Coverage. Provided that the executive properly elects continued health care coverage under applicable law, a payment equal to the difference between active employee premiums and continuation coverage premiums for up to 18 months of coverage.

In addition, the Committee has adopted a Retirement Policy which clarifies the definition of retirement for purposes of determining the treatment of equity and long-term incentive awards following a qualifying retirement. Under the policy, a qualifying retirement will occur upon a separation from the Company (i) on or after attaining age 60 and completing five consecutive years of service or (ii) on or after attaining age 55 and completing ten consecutive years of service; in both cases, provided that the employee gives at least six months’ notice to the Company. In the event of a qualifying retirement, the Retirement Policy provides for outstanding equity and long-term incentive awards to be treated as follows, subject to the employee’s timely execution of a release and restrictive covenant agreement:

•

Time-Based Restricted Share Units. For any outstanding time-based restricted share unit awards, fifty percent (50%) of the common shares subject to the award that were not vested immediately prior to the employee’s qualifying retirement will vest upon such retirement date. The remaining common shares subject to the award will continue to vest in accordance with the original vesting schedule set forth in the underlying agreement.

•

Stock Options. Any outstanding stock options will be exercisable only to the extent that the options are exercisable as of such retirement date or become exercisable pursuant to the terms of the underlying agreement.

•

Performance-Based Awards. The employee will be entitled to a prorated portion of any outstanding performance-based awards under the long-term incentive plan at the end of the applicable performance period, based on actual performance during the period.

Additionally, upon a qualifying retirement, the employee is eligible for the employee’s annual bonus, based on actual performance of the Company and prorated based on the number of days employee was employed in the year in which retirement occurs.

As of December 31, 2019, Mr. Chadwick was our only named executive officer who would have been eligible for benefits under the Retirement Policy, assuming he had given timely notice of his intent to retire. If Mr. Chadwick had experienced a qualifying retirement on December 31, 2019, he would have been eligible to continue vesting in restricted share unit awards with respect to 44,551 shares (valued at $1,728,579 based on our December 31, 2019 share price, with 50% of those shares vesting immediately upon such retirement).

Our 2013 Stock Incentive Plan and LTI Programs provide for the payment of awards following a change in control and certain terminations of employment. In general, our 2013 Stock Incentive Plan and LTI Programs define a change in control as follows:

•

The acquisition by any individual, entity or group of the beneficial ownership of 40% or more of the then outstanding common shares of the Company or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors;

•	Individuals who constitute the Board as of the date of the 2013 Stock Incentive Plan or future directors approved by such Board cease for any reason to constitute at least a majority of such Board;

•

Subject to certain exceptions contained in the 2013 Stock Incentive Plan, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company; or

•	The consummation of a plan of complete liquidation or dissolution of the Company.

The tables below reflect the amount of compensation to be received by each of the named executive officers in the event of a change in control and certain terminations of each executive’s employment. The amounts shown assume that such change in control or termination was effective as of December 31, 2019, and thus include amounts earned through such time and are estimates of the amounts which would be received by the executives upon a change in control or their termination. The calculations in the tables below are based on our closing share price on December 31, 2019 of $38.80 per share. The actual amounts to be received by the executives can only be determined at the time of such change in control or separation from the Company.

Involuntary Termination without Cause or Termination for Good Reason(1)

	Cash Severance(2)	Annual Incentive(3)	Acceleration of Long-Term Incentive Awards(4)	Acceleration of Outstanding Restricted Share Units and Performance Shares(4)	Continued Benefits Coverage(5)	Total Benefits
Ryan R. Marshall	$2,000,000	$3,193,750	$2,836,207	$9,503,246	$28,269	$17,561,472
Robert T. O’Shaughnessy	$1,500,000	$1,551,250	$982,476	$3,700,861	$28,650	$7,763,237
John J. Chadwick	$1,200,000	$1,095,000	$492,089	$1,728,579	$27,623	$4,543,291
Todd N. Sheldon	$750,000	$912,500	$357,264	$1,307,483	$28,269	$3,355,516
Stephen P. Schlageter	$1,000,000	$912,500	$327,492	$1,439,054	$28,260	$3,707,306

Termination due to Death or Disability

	Acceleration of Long-Term Incentive Awards(4)	Acceleration of Outstanding Restricted Shares and Performance Shares(4)	Total Accelerated Long- Term Awards
Ryan R. Marshall	$2,364,508	$9,503,246	$11,867,754
Robert T. O’Shaughnessy	$824,248	$3,700,861	$4,525,109
John J. Chadwick	$382,984	$1,728,579	$2,111,563
Todd N. Sheldon	$299,727	$1,307,483	$1,607,210
Stephen P. Schlageter	$274,750	$1,439,054	$1,713,804

Change In Control and a Qualifying Termination

	Acceleration of Long-Term Incentive Awards(4)	Acceleration of Outstanding Restricted Shares and Performance Shares(4)	Total Accelerated Long- Term Awards
Ryan R. Marshall	$4,800,000	$9,503,246	$14,303,246
Robert T. O’Shaughnessy	$1,650,000	$3,700,861	$5,350,861
John J. Chadwick	$900,000	$1,728,579	$2,628,579
Todd N. Sheldon	$600,000	$1,307,483	$1,907,483
Stephen P. Schlageter	$550,000	$1,226,081	$1,776,081

(1)

Under the terms of the Executive Severance Policy, the named executive officers are eligible to receive cash severance, a prorated payout of the annual incentive award for the year of termination, a prorated payout of outstanding long-term incentive awards and a cash payment equal to health care continuation coverage in the event of a termination other than due to cause, death, disability or resignation other than for constructive termination or as a result of a corporate transaction where the executive is offered comparable employment. In addition, pursuant to the terms of the award agreements, the named executive officers are eligible to receive additional equity vesting in the event of an involuntary termination without cause (as described in footnote 4 to this table).

(2)

Amounts reported in this column represent cash severance (base salary multiplied by the applicable severance multiple) under the Executive Severance Policy for a qualifying termination of employment under the Executive Severance Policy. Under the terms of the Executive Severance Policy, as of December 31, 2019, the severance multiple applicable to each of the named executive officers other than Mr. Sheldon was two and was 1.5 for Mr. Sheldon.

(3)

The executive will receive a prorated bonus under the Annual Incentive Program for the year in which the termination occurs, calculated based on actual performance during the year. Because termination is assumed to occur as of the last day of the fiscal year the amounts reported represent the full payout of the 2019 Annual Incentive Program award. This amount is also reported as 2019 compensation in the 2019 Summary Compensation Table.

(4)

Amounts in these columns reflect the long-term incentive awards and equity-based awards to be received upon a termination calculated in accordance with the 2013 Stock Incentive Plan, long-term award agreements and Retirement Policy. In the case of share grants, the equity value represents the value of the shares (determined by multiplying the closing price of $38.80 per share on December 31, 2019 by the number of unvested restricted share units that would vest following a qualifying termination of employment, death, disability or retirement). The calculation with respect to unvested long-term incentive awards and annual equity-based awards reflects the additional assumptions set forth below under the 2013 Stock Incentive Plan and long-term award agreements. In the case of Mr. Schlageter’s 2017 performance award, that award will vest (i) on a pro rata basis based on actual performance in the event of death or disability at any time during the five-year performance period and (ii) based on actual performance with respect to performance goals attained prior to Mr. Schlageter’s termination of employment in the event of a termination without cause.

Event	Unvested Restricted Share Units	2018-2020 and 2019-2021 Performance-Based Awards
Voluntary Termination of Employment (Other than for Good Reason Following a Change in Control or Retirement)	Forfeit	Forfeit
Voluntary Termination of Employment Due to Constructive Termination Under Executive Severance Policy	Forfeit	Prorated, based on actual Company performance and service through termination date
Involuntary Termination of Employment (Other than for Cause)	Forfeit, unless Committee exercises discretion pursuant to the applicable stock incentive plan to provide for acceleration. For purposes of quantifying potential payments that may be received upon a termination of employment, we have assumed that the Committee exercised discretion to provide for acceleration upon a termination of employment as of December 31, 2019.	Prorated, based on actual Company performance and service through termination date
Retirement (with consent of Company and execution of a non-competition, non- solicitation and confidentiality agreement)	50% of the common shares subject to the award that were not vested immediately prior to the employee’s qualifying retirement will vest upon such retirement date and remaining common shares will continue to vest in accordance with the original vesting schedule set forth in the underlying award agreement.	Prorated, based on actual Company performance and service through termination date
Death or Termination due to Disability	Accelerate	Prorated, based on target performance and service through termination date
Change in Control	N/A—acceleration requires change in control and a qualifying termination of employment	If executive remains employed with the Company following the change in control, award will be settled at the greater of (i) target and (ii) actual performance
Termination of Employment by the Company without Cause or by the Executive for Good Reason following a Change in Control	Accelerate	Target payout

(5)

Under the Executive Severance Policy, if the executive properly elects continued health care coverage under applicable law, the executive will receive a payment equal to the difference determined as of the date of termination between active employee premiums and continuation coverage premiums for up to 18 months of coverage.

Risk Management and Compensation

As noted in our CD&A, a key objective of the Company’s compensation program is to appropriately incentivize our executives so that they may act in the best interests of the Company and its shareholders. The Compensation and Management Development Committee believes that its incentive compensation programs should encourage risk within parameters that are appropriate for the long-term health and sustainability of the Company’s business.

At its February 2020 meeting, the Compensation and Management Development Committee, in consultation with Semler Brossy, reviewed each compensation element, the group of employees eligible to receive each compensation element, the current performance measures and payout ranges, the potential risks posed by each compensation element as well as the processes used to mitigate any such risks. The Compensation and Management Development Committee determined that any risks associated with the Company’s executive and broad-based compensation plans were appropriately mitigated. For example, the maximum payouts under our executive and broad-based annual incentive plans are capped at 200% of target. In addition, the Company uses multiple performance metrics under the Annual Program and LTI Program (i.e., consolidated pre-tax income, operating margins and ROIC), each of which is subject to the scrutiny of our internal control system as well as the Company’s annual audit. The Compensation and Management Development Committee also believes that equity-based, long-term incentive awards which vest over a period of years aligns the interests of our executives and employees with those of our shareholders in support of the long-term health of the Company. Finally, the Compensation and Management Development Committee believes that its overall review of the competitiveness and reasonableness of the Company’s compensation programs against market data serves as another mechanism to evaluate the compensation program and to identify any risks.

The Company has adopted a clawback policy. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct. The purpose of this policy is to discourage inappropriate and excessive risks, as executives will be held accountable for conduct which is harmful to the Company.

Based on its review, the Compensation and Management Development Committee determined that the risks arising from the Company’s executive and broad-based compensation programs are not reasonably likely to have a material adverse effect on the Company.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the median of the annual total compensation of our employees to the annual total compensation of Mr. Marshall, our President and Chief Executive Officer.

Ratio

For 2019,

•	The median of the annual total compensation of all of our employees, other than Mr. Marshall, was $96,842.

•	Mr. Marshall’s annual total compensation, as reported in the Total column of the 2019 Summary Compensation Table, was $9,216,065.

•	Based on this information, the ratio of the annual total compensation of Mr. Marshall to the median of the annual total compensation of all employees was estimated to be 95 to 1.

Identification of Median Employee

As permitted under the SEC executive compensation disclosure rules, we are electing to use the same median employee that we used for purposes of preparing our 2017 and 2018 pay ratio disclosures. Since December 31, 2017 (the date used to select the 2017 median employee), there have been no changes in the Company’s employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. Accordingly, we selected December 31, 2017 as the date on which to determine our median employee. As of that date, we had approximately 5,039 employees. For purposes of identifying the median employee, we considered the W-2 wages of all employees in the Company’s employee population. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ended December 31, 2017.

In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2019 Summary Compensation Table with respect to each of the named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019 with respect to our common shares that may be issued under our existing equity compensation plans:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected in Column (a)) (c)
Equity compensation plans approved
by shareholders	15,625	$11.69	23,617,490
Equity compensation plans not approved by shareholders	—	—	—

Total	15,625	$11.69	23,617,490

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with a “related party.” Related parties include our executive officers, directors, nominees for director, 5% or more beneficial owners of our common shares and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related party has a direct or indirect material interest as an “interested transaction.” Each interested transaction must be approved or ratified by the Nominating and Governance Committee of the Board in accordance with our written Related Party Transaction Policies and Procedures. The Nominating and Governance Committee will consider, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances as well as the extent of the related party’s interest in the transaction. Since January 1, 2019, there have been no interested transactions.

Our Related Party Transaction Policies and Procedures provide that the Nominating and Governance Committee has determined that the following types of transactions are pre-approved or ratified, as applicable, by the Nominating and Governance Committee, even if such transactions involve amounts in excess of $120,000:

•

employment by the Company of an executive officer of the Company if: (i) the related compensation is required to be reported in our proxy statement or (ii) the compensation would have been reported in our proxy statement if the executive officer was a named executive officer and the executive officer is not an immediate family member of another executive officer or director of the Company;

•	compensation paid to a director if the compensation is required to be reported in our proxy statement;

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

•

any charitable contribution grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of the Company’s common shares and all holders of the Company’s common shares received the same benefit on a pro rata basis; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of five directors, all of whom meet the independence standards contained in the applicable NYSE and SEC rules, and operates under a written charter adopted by the Audit Committee. The Audit Committee selects, subject to shareholder ratification, the Company’s independent public accountants.

PulteGroup management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent public accountants, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as an independent audit of the Company’s internal control over financial reporting and issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the board of directors on its findings.

During the last year, the Audit Committee met and held discussions with management and Ernst & Young LLP. The Audit Committee reviewed and discussed with PulteGroup management and Ernst & Young LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP such firm’s independence.

The Audit Committee also considered whether the provision of other non-audit services by Ernst & Young LLP to the Company is compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that the independence of Ernst & Young LLP is not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Members of the Audit Committee André J. Hawaux, Chair Brian P. Anderson Thomas J. Folliard John R. Peshkin Lila Snyder

OTHER AUDIT MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2019 and 2018, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2019	2018
Audit Fees (1)	$2,084,366	$1,976,410
Audit-Related Fees (2)	168,158	2,600
Tax Fees (3)	108,105	128,422
All Other Fees (4)	—	—

	$2,360,629	$2,107,432

Notes:

(1)

Audit services consisted principally of the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and various statutory audit reports.

(2)	Audit-related services consisted principally of due diligence related to acquisitions and on-line subscriptions.

(3)	Tax services consisted of tax planning, tax compliance assistance and the review of tax returns.

(4)	The Company did not engage Ernst & Young LLP to perform any other services during the years ended December 31, 2019 and 2018.

Audit Committee Preapproval Policies

The Audit Committee has adopted strict guidelines and procedures on the use of Ernst & Young LLP to provide any services, including a requirement that the Audit Committee approve in advance any services to be provided by Ernst & Young LLP. The Audit Committee approves the annual audit services and fees at its meeting in February and then reviews the Ernst & Young LLP audit plan for the current year during its May meeting. Prior to the commencement of any other audit-related, tax or other service, the Audit Committee reviews each individual arrangement, including the nature of the services to be provided and the estimate of the fees to be incurred, prior to engaging Ernst & Young LLP to perform the service to confirm that such services will not impair the independence of Ernst & Young LLP. Pursuant to its Charter, the Audit Committee has delegated to its Chairman the authority to approve any permitted services from Ernst & Young LLP for which fees are not expected to exceed $50,000. The Chairman will report any such approvals to the full Audit Committee for ratification at the next scheduled meeting. The Chairman did not exercise such authority in 2018 or 2019.

Proposal	Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accountant for 2020

The Board recommends a vote FOR the ratification of the appointment of Ernst &
Young LLP as the independent registered public accountant for 2020.

●  Independent firm with a reputation for integrity and competence
●  Provides significant financial reporting expertise
●  Few ancillary services and reasonable fees

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm that performs audit services for the Company. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2020, and the board of directors and the Audit Committee recommend that the shareholders ratify this appointment.

In considering Ernst & Young LLP’s appointment for the 2020 fiscal year, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Ernst & Young LLP’s historical performance and its performance during its engagement for the 2019 fiscal year;

•	Ernst & Young LLP’s capability and expertise in handling the breadth and complexity of the Company’s operations;

•	the qualifications and experience of key members of the engagement team, including the lead audit partner, for the audit of the Company’s financial statements;

•	the quality of Ernst & Young LLP’s communications with the Audit Committee during the audit, and with management with respect to issues identified in the audit;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on Ernst & Young LLP; and

•	Ernst & Young LLP’s reputation for integrity and competence in the fields of accounting and auditing.

In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor. The Audit Committee also ensures that the mandated rotation of Ernst & Young LLP’s personnel occurs.

Although there is no requirement that Ernst & Young LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the shareholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.

Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2019 and 2018 are disclosed elsewhere in this Proxy Statement.

Ernst & Young LLP served as our independent registered public accounting firm during 2019 and has served in this role for us since 1973. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so.

The Board of Directors and the Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as PulteGroup’s independent registered public accountant for 2020.

Proposal	Say-on-Pay: Advisory Vote to Approve Executive Compensation

The Board recommends a vote FOR this proposal.

●  Ongoing review of compensation practices by Compensation and Management Development Committee with assistance from an independent compensation consultant

●  Compensation programs designed to reward executives for performance against established performance objectives and improving shareholder returns

●  Adherence to commonly viewed executive compensation best practices

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote to approve executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

The Company asks that you indicate your approval of the compensation paid to our named executive officers as described on pages 22 through 48 of this Proxy Statement. Because your vote is advisory, it will not be binding on the board of directors. However, the board of directors and the Compensation and Management Development Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

At the 2019 annual meeting of shareholders, the Company’s say-on-pay proposal was approved, on an advisory basis, by approximately 96.2% of the votes cast. At the Company’s 2017 annual meeting of shareholders, shareholders were asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of shareholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, our board of directors decided, as previously disclosed, that the advisory vote on executive compensation will be held on an annual basis at least until the next non-binding shareholder vote on the frequency with which the advisory vote on executive compensation should be held.

As described in the Compensation Discussion and Analysis, our overall compensation philosophy applicable to named executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company through fluctuating business cycles, provide them with incentives to achieve our strategic, operational and financial goals, increase shareholder value and reward long-term financial success.

Key principles of our executive compensation philosophy include:

•	providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in related industries;

•	fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay;

•	aligning the long-term interests of our executives with those of our shareholders;

•	requiring our executives to own significant levels of Company shares;

•

balancing cash compensation with equity compensation so that each executive has a significant personal financial stake in the Company’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity-based compensation); and

•	balancing short-term compensation with long-term compensation to focus our senior executives on the achievement of both operational and financial goals and longer-term strategic objectives.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the annual meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the

Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).

The Board recommends that shareholders vote “FOR” the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

BENEFICIAL SECURITY OWNERSHIP

The table below shows the number of our common shares beneficially owned as of March 13, 2020 by each of our directors and each of our executive officers named in the Summary Compensation Table on page 41, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also includes information about stock options exercisable within 60 days after March 13, 2020, restricted shares and our common shares held in our 401(k) Plan.

Directors and Named Executive Officers	Shares(1)		Exercisable Stock Options(2)	Percentage of Outstanding Shares
Brian P. Anderson	61,078	(3)	0	*
Bryce Blair	124,624	(4)	0	*
John J. Chadwick	71,838		0	*
Richard W. Dreiling	26,291	(5)	0	*
Thomas J. Folliard	77,082	(6)	0	*
Cheryl W. Grisé	99,135	(7)	0	*
André J. Hawaux	56,448	(8)	0	*
Ryan R. Marshall	490,941	(9)	0	*
Robert T. O’Shaughnessy	299,517		0	*
John R. Peshkin	21,170	(10)	0	*
Scott F. Powers	21,170	(11)	0	*
William J. Pulte	0		0	*
Stephen P. Schlageter	87,431	(12)	2,250	*
Todd N. Sheldon	64,031		0	*
Lila Snyder	8,254	(13)	0	*
All Directors and Executive Officers as a group of 17, including the above	1,624,392		2,250	*

*	Less than 1%.

Notes:

(1)	All directors and executive officers listed in this table have sole voting and investment power over the shares they beneficially own, except as otherwise noted below.

(2)	These are shares which the listed director or executive officer has the right to acquire within 60 days of March 13, 2020 pursuant to PulteGroup’s stock option plans.

(3)	Includes 3,000 shares that Mr. Anderson owns jointly with his wife.

(4)	These shares are owned in a trust of which Mr. Blair is the sole trustee and beneficiary.

(5)

Includes 21 shares that are owned in a trust of which Mr. Dreiling and his wife are each a trustee and beneficiary. Includes 26,270 deferred share units that would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Dreiling’s departure from the Board.

(6)	Includes 15,555 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Folliard’s departure from the Board.

(7)	Includes 90,935 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Ms. Grisé’s departure from the Board.

(8)	All shares are owned jointly by Mr. Hawaux and his wife.

(9)	Includes (i) 145,217 shares owned in a trust of which Mr. Marshall is the trustee and beneficiary and (ii) 2,457 shares held in our 401(k) Plan as of March 13, 2020.

(10)

Includes 15,555 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Peshkin’s departure from the Board. All shares are owned jointly by Mr. Peshkin and his wife.

(11)	Includes 4,800 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Mr. Powers’ departure from the Board.

(12)	Includes 2,984 shares held in our 401(k) Plan as of March 13, 2020 by Mr. Schlageter.

(13)	Includes 4,800 deferred share units which would be required by the Deferred Compensation Plan for Non-Employee Directors to be distributed within 60 days of Ms. Snyder’s departure from the Board.

Beneficial Ownership of Significant Shareholders

The following table provides information regarding security holders that beneficially own more than 5% of all outstanding PulteGroup common shares:

Name and Address of Beneficial Owner	Beneficial Ownership of Common Shares		Percentage of Outstanding Common Shares on March 13, 2020
The Vanguard Group	30,820,213	(1)	11.43%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	21,910,394	(2)	8.13%
55 East 52nd Street New York, NY 10055

Notes:

(1)

This information is derived from a Schedule 13G/A filed by The Vanguard Group on February 12, 2020. According to the Schedule 13G/A, The Vanguard Group had sole power to vote or direct the vote of 377,880 shares, sole power to dispose of or direct the disposition of 30,392,818 shares, shared power to vote or direct the vote of 67,718 shares and shared power to dispose of or direct the disposition of 427,395 shares.

(2)

This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on February 10, 2020. According to the Schedule 13G/A, BlackRock, Inc. had sole power to vote or direct the vote of 19,489,244, sole power to dispose of or direct the disposition of 21,910,394 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

Delinquent Section 16(a) Reports

Our directors and executive officers file reports with the SEC indicating the number of our common shares that they beneficially owned when they became a director or executive officer and, after that, any changes in their beneficial ownership of our common shares. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have reviewed the copies of these reports that we have received and have also received and reviewed written representations of the accuracy of these reports from these individuals. Persons who own more than 10% of our common shares must also file reports with the SEC.

Based on these reports and representations, PulteGroup believes that during 2019 our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) reporting requirements, except that shares granted to Stephen Schlageter, our Senior Vice President, Operations and Strategy, to settle a stock-based performance award were inadvertently omitted from a report on Form 4 and therefore not reported timely, as reflected in an amendment to Form 4 filed for Mr. Schlageter on February 22, 2019.

OTHER MATTERS

Multiple Shareholders Sharing the Same Address

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of Proxy materials, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. Shareholders who hold their shares through a broker may receive notice from their broker regarding the householding of proxy materials. As indicated in the notice that will be provided by these brokers, a single proxy statement and annual report or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once a shareholder has received notice that the broker will be householding, such householding will continue until the shareholder is notified otherwise or until the shareholder revokes its consent. If you would prefer to receive separate copies of the proxy materials, please contact your bank, broker or other intermediary. If you currently share an address with another shareholder but are nonetheless receiving separate copies of the proxy materials, you may request delivery of a single copy in the future by contacting your bank, broker or other intermediary. If you are a shareholder, you may request a copy of proxy materials by sending such request in writing to ATTN: Corporate Secretary at PulteGroup, Inc., 3350 Peachtree Road Northeast, Suite 150, Atlanta, Georgia, 30326, and we will promptly deliver copies of the proxy materials. Alternatively, you may request proxy materials via the internet at www.proxyvote.com, by calling 1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com.

Proxy solicitation cost

PulteGroup pays the cost of soliciting proxies. Additionally, we hired D.F. King & Co., Inc. to assist in the distribution of proxy materials. The fee is expected not to exceed $15,500, plus reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

Shareholder proposals for the 2021 Annual Meeting of Shareholders

To be included in our proxy statement for next year’s annual meeting of shareholders, shareholder proposals must be in writing, comply with SEC Rule 14a-8 and be received by PulteGroup by November 23, 2020. Shareholder proposals must be sent to Todd N. Sheldon, our Corporate Secretary, by certified mail, return receipt requested, or by recognized overnight courier, at the following address:

Todd N. Sheldon

Corporate Secretary

PulteGroup, Inc.

3350 Peachtree Road NE, Suite 150

Atlanta, Georgia 30326

The Company’s by-laws also permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements (a “proxy access director nomination”). To be properly brought before the 2021 annual meeting of shareholders, a shareholder’s notice of a proxy access director nomination must be received by our Corporate Secretary, by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, no earlier than October 24, 2020 and no later than November 23, 2020. Any such notice must meet the other requirements set forth in our by-laws.

Shareholder proposals that are intended to be presented at our 2021 annual meeting of shareholders, other than pursuant to Rule 14a-8 or a proxy access director nomination, must be made in writing and sent to our Corporate Secretary by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, and must be received by PulteGroup by February 6, 2021. Our form of proxy will confer discretionary authority to vote on proposals not received by that date, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

See “Director Nomination Recommendations” on page 19 for additional information.

Communicating with the Board

You (and any other shareholder or interested party) may communicate directly with the Board, the non-management directors as a group or any individual director or directors by writing to our Corporate Secretary at the mailing address specified for him above. You should indicate on the outside of the envelope the intended recipient (i.e., full Board, non-management directors as a group or any individual director or directors) of your communication. Each communication intended for the Board or any of PulteGroup’s non-management directors and received by our Corporate Secretary will be promptly forwarded to the specified party.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING:

What am I voting on?

You are voting on three proposals:

1.	The election of the ten nominees for director named in this Proxy Statement to serve a term of one year.

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

3.	An advisory vote to approve executive compensation.

What are the voting recommendations of the Board?

The board of directors recommends the following votes:

•	FOR the election of the ten nominees for director named in this Proxy Statement.

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

•	FOR the proposal relating to the Company’s executive compensation.

Will any other matter be voted on?

We are not aware of any other matters on which you will be asked to vote at the meeting. If you authorize a proxy to vote your shares and any other matter is properly brought before the meeting, Ryan R. Marshall and Todd N. Sheldon, acting as your proxies, will vote for you in their discretion.

How do I vote my shares?

If you are a shareholder of record as of the close of business on March 13, 2020 (the record date), you can give a proxy to be voted at the meeting either:

•	if you received your proxy materials by mail, by mailing in the enclosed proxy card;

•	by written ballot at the meeting;

•	over the telephone by calling a toll-free number; or

•	electronically, using the internet.

If you complete and mail in your proxy card, your shares will be voted as you indicate. If you do not indicate your voting preferences, Ryan R. Marshall and Todd N. Sheldon, acting as your proxies, will vote your shares in accordance with the Board’s recommendations.

The telephone and internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the internet, please refer to the instructions on the Notice or proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has provided or will provide voting instructions for you to use in directing the broker or nominee on how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

Can I change my vote?

Yes. You can change your vote or revoke your proxy before the meeting in any of three ways:

•	by submitting another proxy by telephone, via the internet or by mail that is later dated and, if by mail, that is properly signed;

•	by submitting written notice to the Corporate Secretary of the Company, which notice must be received by the Company by 5:00 P.M., Eastern Time, on May 6, 2020; or

•	by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

Each director will be elected by vote of a majority of the votes cast with respect to that director’s election in person or represented by proxy and entitled to vote on the election of directors. The service of such directors will be subject to the by-laws of the Company. For further details, see “Proposal One: Election of Directors” section above. All other proposals each require the affirmative vote of a majority of the votes cast at the meeting. Although the advisory vote to approve executive compensation is non-binding, the board of directors will review the results of the vote and will take them into account in making a determination concerning executive compensation.

Who will count the vote?

Broadridge Financial Solutions, Inc. will act as the independent tabulator to receive and tabulate the proxies.

What does it mean if I get more than one Notice or proxy card?

It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. To facilitate this preference, you should contact your bank, broker or intermediary where you would like the shares to be consolidated. They can assist you in the process of consolidating your accounts.

Why did I receive a one-page Notice in the mail regarding the internet availability of proxy materials instead of a full set of printed materials?

Pursuant to rules adopted by the SEC, the Company is required to provide access to its proxy materials via the internet and has elected to use the SEC’s Notice and Access Rules for soliciting proxies. Accordingly, the Company is sending a Notice to all of its shareholders as of the record date, which is March 13, 2020. All shareholders may access the Company’s proxy materials on the website referred to in the Notice. Shareholders may also request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials via the internet and how to request a printed copy can be found in the Notice. Additionally, by following the instructions in the Notice, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings of shareholders on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who can attend the Annual Meeting?

All shareholders of record as of the close of business on March 13, 2020 can attend. Registration will begin at 12:30 P.M., Eastern Time. Institutional or entity shareholders are allowed to bring one representative. Attendance at the meeting will be on a first-come, first-served basis, upon arrival at the meeting.

What do I need to do to attend the Annual Meeting?

You should plan to arrive at 3350 Peachtree Road NE, Atlanta, Georgia 30326, on May 7, 2020 by 12:30 P.M., Eastern Time. Upon your arrival, please follow the signs to the registration desk where you will register for the meeting.

An admission ticket (or other proof of stock ownership) and a government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the annual meeting. Representatives of PulteGroup will be present at the registration desk to review and determine the validity of such documentation. Only shareholders who own PulteGroup common shares as of the close of business on March 13, 2020 will be entitled to attend the meeting.

An admission ticket or recent bank or brokerage statement showing you owned PulteGroup shares as of March 13, 2020 will serve as verification of your ownership.

•	If your PulteGroup shares are registered in your name and you receive your proxy materials by mail, an admission ticket will be attached to your proxy card.

•	If your PulteGroup shares are registered in your name and you vote your shares electronically over the internet, you may access and print an admission ticket after voting such shares.

•

If your PulteGroup shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned PulteGroup shares on March 13, 2020.

For your comfort and security, no laptop computers, cameras (including cell phones and tablet devices with built-in cameras), recording devices or other electronic devices, packages, signage or costumes will be permitted in the meeting room. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door. Attendees (including their personal belongings) will be subject to security inspections.

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event we determine it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at www.proxyvote.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

What is the quorum requirement of the Annual Meeting?

On March 13, 2020, there were 269,480,062 shares issued and outstanding. A majority of the shares outstanding and entitled to vote at a meeting on March 13, 2020 constitutes a quorum for voting at the meeting. If your shares are present in person or by proxy, your shares will be part of the quorum. Each share you owned on the record date shall be entitled to one vote.

How will abstentions be treated?

Abstentions will be counted as shares present at the meeting for purposes of determining whether a quorum exists. For each proposal, an abstention will not be counted as a vote cast and therefore will have no effect on whether the proposal is approved.

How will broker non-votes be treated?

Broker non-votes will be treated in the same manner, and have the same effect, as abstentions. A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. Brokers will lack discretionary voting authority with respect to the election of directors and the advisory vote to approve executive compensation. Brokers will not lack discretionary voting authority with respect to the proposal to ratify the appointment of Ernst & Young LLP.

PULTEGROUP, INC.

3350 PEACHTREE ROAD NORTHEAST

SUITE 150

ATLANTA, GA 30326

ATTN: TODD SHELDON

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 6, 2020 for shares held directly and by 11:59 P.M. ET on May 4, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 6, 2020 for shares held directly and by 11:59 P.M. ET on May 4, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E97899-P35576-Z76545	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PULTEGROUP, INC.

The Board of Directors recommends you vote FOR all the nominees listed and FOR Proposals 2 and 3:

1.   Election of Directors

Nominees:	For	Against	Abstain

1a. Brian P. Anderson	☐	☐	☐

1b. Bryce Blair	☐	☐	☐

1c. Richard W. Dreiling	☐	☐	☐

1d. Thomas J. Folliard	☐	☐	☐

1e. Cheryl W. Grisé	☐	☐	☐

1f. André J. Hawaux	☐	☐	☐

1g. Ryan R. Marshall	☐	☐	☐

1h. John R. Peshkin	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

		For	Against	Abstain

	1i. Scott F. Powers	☐	☐	☐

	1j. Lila Snyder	☐	☐	☐

2.	Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.	☐	☐	☐

3.	Say-on-pay: Advisory vote to approve executive compensation.	☐	☐	☐

NOTE: If any other matter is properly brought before the meeting and any adjournments thereof, the persons named in the proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket

PulteGroup, Inc. 2020 Annual Meeting of Shareholders

May 7, 2020 at 1:00 P.M., ET

3350 Peachtree Road NE

Atlanta, GA 30326

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Location of Meeting:

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at www.proxyvote.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

https://www.sec.gov/Archives/edgar/data/822416/000119312519085249/d661531ddef14a.htm

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E97900-P35576-Z76545

PULTEGROUP, INC.

2020 Annual Meeting of Shareholders

May 7, 2020 1:00 PM ET

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Ryan R. Marshall and Todd N. Sheldon, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of PULTEGROUP, INC. that the shareholder(s) is/are entitled to vote at the 2020 Annual Meeting of Shareholders to be held at 1:00 PM ET, on May 7, 2020, at the offices of PulteGroup, Inc., 3350 Peachtree Road NE, Atlanta, GA 30326, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, Mr. Marshall and Mr. Sheldon are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side